Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential,  for  Use  of  the  Commission  Only  (as  permitted  by  Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive  Additional Materials
[ ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                   PARTICIPATING INCOME PROPERTIES 1986, L.P.
                   ------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                            -----------------------
                   (Name of Person(s) Filing Proxy Statement,
                          if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies: units of assigned limited partnership interests
    2) Aggregate number of securities to which transaction applies: 51,687 units of assigned limited partnership interests
    3) Aggregate cash, securities and other property to be received in connection with the proposed transaction, computed pursuant to Exchange Act Rule 0-11(c)(2): $48,534,216
    4)  Total fee paid: $9,707

[X] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange  Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount Previously Paid:
    2)  Form, Schedule or Registration Statement No.:
    3)  Filing Party:
    4)  Date Filed:

                   PARTICIPATING INCOME PROPERTIES 1986, L.P.


Dear Investor:

         On behalf of FFCA Management Company Limited Partnership, the general partner of Participating Income Properties 1986, L.P. (the "Partnership"), we are requesting your consent to sell the Partnership's interests in ten travel plaza properties pursuant to the proposal set forth in the accompanying Consent Solicitation Statement. Thereafter, the Partnership will be liquidated, all assets distributed and a final Schedule K-1 issued.

         Whether you own a few or many units in the Partnership, it is important that your units be represented. We encourage you to make certain your units are represented by signing and dating the accompanying consent card and promptly returning it in the enclosed envelope. Please note that a consent card that is not signed will be invalid.

         Should you have any questions regarding this Consent Solicitation Statement, please call D.F. King & Co., Inc. at (800) 848-3410.

                                        Sincerely,


                                        FFCA Management Company
                                        Limited Partnership



                                        By: /s/ Morton H. Fleischer
                                           ------------------------------------
                                           Morton H. Fleischer, General Partner


Scottsdale, Arizona
Dated:  September 11, 1998

                         NOTICE OF CONSENT SOLICITATION

         NOTICE IS HEREBY GIVEN that investors in Participating Income Properties 1986, L.P. (the "Partnership") will be asked to consent to the following proposal (the "Proposal") by October 26, 1998, unless extended from time to time (the "Consent Date") by FFCA Management Company Limited Partnership (the "General Partner"):

         A proposal to authorize the General Partner to accept the terms of an offer to purchase all of the Partnership's interests in ten travel plazas, including real property, improvements, equipment and other personal property, by certain special purpose companies affiliated with Flying J Inc., for a cash payment of $48,534,216, which purchase will be followed by a liquidation of the Partnership and final distribution of assets as described in this Consent Solicitation Statement.

         Each person (an "Investor") who holds one or more units of limited partnership depository units ("Units") in the Partnership and is reflected as an Investor on the books and records of the Partnership at the close of business on September 2, 1998 (the "Record Date"), is entitled to receive notice of and to consent to the Proposal. Valid transferees of Units after the Record Date and prior to the Consent Date will be entitled to revoke or revise a consent previously given by the transferor with respect to such Units before the Consent Date. An affirmative vote of Investors holding a majority of Units is required to approve the Proposal. FFCA Investor Services Corporation 86-B, the initial limited partner of the Partnership (the "Initial Limited Partner") and holder of record of the limited partnership interests in the Partnership, will deliver the consents of the Investors to the Partnership as directed by Investors. No meeting of Investors will be held.

         All Investors are requested to complete, date and sign the enclosed Consent Card and return it promptly in the postage paid, return-addressed envelope provided for that purpose. By returning your Consent Card promptly you can help the Partnership avoid the expense of follow-up mailings.

         THE ENCLOSED CONSENT IS BEING SOLICITED BY THE GENERAL PARTNER. THE GENERAL PARTNER RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSAL.


                                     FFCA Management Company Limited Partnership



                                     By: /s/ Morton H. Fleischer
                                        ------------------------------------
                                        Morton H. Fleischer, General Partner

Scottsdale, Arizona
Dated:  September 11, 1998

                                TABLE OF CONTENTS

                                                                           Page

GENERAL INFORMATION..........................................................1

SUMMARY......................................................................3
         The Partnership.....................................................3
         CFJ Properties......................................................3
         The Transaction.....................................................4
         Background to the Transaction.......................................5
         Source and Amount of Funds..........................................5
         Conditions to the Transaction.......................................6
         Appraisals..........................................................6
         Fairness............................................................7
         Recommendation of the General Partner...............................7
         Estimated Liquidating Distributions.................................7
         Liquidation Procedures..............................................8
         Federal Income Tax Consequences.....................................8
         Special Considerations..............................................9

SPECIAL CONSIDERATIONS......................................................10
         Conflicts of Interest..............................................10
         Participation by Lender............................................10
         Federal Income Tax Consequences....................................10

THE PARTNERSHIP.............................................................11

THE TRANSACTION.............................................................16
         Purchase Agreements................................................16
         Source of Funds....................................................17
         Conditions to the Transaction......................................18
         Closing Date.......................................................19
         Benefits of Sale of Travel Plazas and Liquidation of
          Partnership;  Reasons for the Transaction.........................19
         Detriments of Sale of the Travel Plazas and Liquidation
          of Partnership....................................................20
         Partnership Agreement Provisions Regarding Dissolution
          of Partnership....................................................20
         Insurance..........................................................21
         Consent Required...................................................21
         Related Sale of PIP II and PIP III Travel Plazas to the Buyer......22
         Accounting Treatment...............................................22
         Regulatory Requirements............................................22
         Recommendation of the General Partner..............................23

FAIRNESS....................................................................23

APPRAISALS..................................................................23

THE TRAVEL PLAZAS...........................................................24

INDUSTRY....................................................................26

UNAUDITED PRO FORMA FINANCIAL INFORMATION...................................27

                                TABLE OF CONTENTS
                                   (continued)
                                                                           Page


SELECTED FINANCIAL DATA.....................................................31

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS.......................................................32
         Liquidity and Capital Resources....................................32
         Results of Operations..............................................33
         Inflation..........................................................34

GENERAL PARTNER COMPENSATION................................................34

MARKET FOR UNITS AND RELATED SECURITY HOLDER MATTERS........................35
         Secondary Market Information.......................................35
         Third Party Tender Offers..........................................36
         Unitholders........................................................36
         Distributions......................................................36

CONSENT PROCEDURES..........................................................38

FEDERAL INCOME TAX CONSIDERATIONS...........................................39
         Opinions of Counsel................................................39
         Federal Income Tax Characterization of the Partnership.............40
         Tax Consequences of the Transaction................................40
         Taxation of Tax-Exempt Investors...................................42
         State Tax Consequences and Withholding.............................43

ANNUAL REPORT AND OTHER DOCUMENTS...........................................43

OTHER MATTERS...............................................................43

NOTICE TO BANKS, BROKER-DEALERS AND VOTING TRUSTEES AND THEIR NOMINEES......43

INDEX TO FINANCIAL STATEMENTS AND SCHEDULES.................................-1

                   PARTICIPATING INCOME PROPERTIES 1986, L.P.
                           17207 North Perimeter Drive
                            Scottsdale, Arizona 85255

                     --------------------------------------
                         CONSENT SOLICITATION STATEMENT
                     --------------------------------------

                               GENERAL INFORMATION

         Participating Income Properties 1986, L.P. (the "Partnership") was formed in June 1986 to invest as a co-general partner in FFCA/PIP 1986 Property Company, a Delaware general partnership (the "Company"). The Company owns travel plazas, including real estate, improvements, equipment and other personal property (the "Travel Plazas"), most of which are leased to, and operated by, CFJ Properties, a general partnership formed pursuant to a joint venture between a subsidiary of Flying J Inc. and two subsidiaries of Conoco Inc. The general partner of the Partnership is FFCA Management Company Limited Partnership, a Delaware limited partnership (the "General Partner"). The initial limited partner of the Partnership is FFCA Investor Services Corporation 86-B, a Delaware corporation (the "Initial Limited Partner"). The Initial Limited
Partner holds legal title to the limited partnership interests of the Partnership (the "Limited Partnership Interests"), the rights and benefits of which are assigned to investors in the Partnership (the "Investors").

         This Consent Solicitation Statement is furnished in connection with the solicitation by the General Partner of consents directing the Initial Limited Partner to deliver the consents of Investors to the Partnership regarding the proposed transaction described herein (the "Transaction") on October 26, 1998, a period of 45 days from the date of this Consent Solicitation Statement, unless extended from time to time by the General Partner (the "Consent Date"). Each Investor holding one or more units of assigned Limited Partnership Interests (the "Units") of record at the close of business on September 2, 1998 (the "Record Date") will be entitled to vote with respect to the Transaction. On the Record Date there were 51,687 Units outstanding, each of which is entitled to one vote. An affirmative vote of a majority of Units is required for approval of the proposal being submitted for a vote. The consents are being solicited by the General Partner pursuant to Section 11.4 of the Second Amended and Restated Certificate and Agreement of Limited Partnership of the Partnership (the "Partnership Agreement").

         This Consent Solicitation Statement, the accompanying Consent Card (the "Consent Card"), and the Notice of Consent Solicitation will be first mailed or given to Investors on or about September 11, 1998. The Initial Limited Partner, which is used to avoid state filing requirements when Investors transfer Units, cannot vote its own interests in connection with this Consent Solicitation Statement. The executive offices of the Partnership and the Initial Limited Partner are located at 17207 North Perimeter Drive, Scottsdale, Arizona 85255, and the telephone number is (602) 585-4500.

         The General Partner solicits consents by mail to give each Investor an opportunity to direct the Initial Limited Partner to vote the number of Limited Partnership Interests corresponding to the number of Units held by the Investor on all matters described in this Consent Solicitation Statement. Investors are urged to: (i) read this Consent Solicitation Statement carefully; (ii) specify their choice in each matter by marking the appropriate box on the enclosed Consent Card; and (iii) sign, date and return the Consent Card by mail in the postage-paid, return addressed envelope provided for that purpose.

         All Units represented by a properly executed and valid Consent Card received prior to the Consent Date will be voted by the Initial Limited Partner in accordance with the instructions marked thereon or otherwise as provided therein, unless such Consent Card has previously been revoked or revised. Unless instructions to the contrary are marked, or if no instructions are specified, the Initial Limited Partner will treat each signed Consent Card as a direction to vote the Units represented thereby in favor of the proposal set forth on the Consent Card. Any Consent Card may be revoked or revised at any time prior to the Consent Date by submitting another Consent Card bearing a later date or by giving written notice of revocation to the Initial Limited Partner at the Partnership's address indicated above. Any notice of revocation or revision sent to the Partnership must include the Investor's name, the number of Units with respect to which the prior Consent Card was given, and a statement that the Investor revokes all previously executed Consent Cards, and must be received prior to the Consent Date to be effective.

         The information contained herein concerning the Partnership, the General Partner and the Company has been furnished by the General Partner. Information contained herein concerning the Buyer, as such term is defined herein, has been furnished to the General Partner by the Buyer.

         THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                     SUMMARY

         The following is a summary of certain information contained in this Consent Solicitation Statement. This summary is not intended to be complete and is qualified in its entirety by the more detailed information and financial statements contained elsewhere in this Consent Solicitation Statement. References to the Second Amended and Restated Certificate and Agreement of Limited Partnership (the "Partnership Agreement") of Participating Income Properties 1986, L.P. contained in this Consent Solicitation Statement are qualified in their entirety by the terms of the Partnership Agreement previously filed with the Securities and Exchange Commission, which is incorporated in this Consent Solicitation Statement by reference. Copies of the Partnership Agreement will be furnished, without charge, to any Investor who makes a written or oral request therefor to Investor Services, FFCA Management Company Limited Partnership, 17207 North Perimeter Drive, Scottsdale, Arizona 85255, telephone number (602) 585-4500.

         Statements contained in this Consent Solicitation Statement that are not based on historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "believe," "continue" or similar terms, variations of those terms or the negative of those terms. Cautionary statements set forth in "SPECIAL CONSIDERATIONS" and elsewhere in this Consent Solicitation Statement identify important factors that could cause actual results to differ materially from those in the forward-looking statements.

THE PARTNERSHIP

         Participating Income Properties 1986, L.P., a Delaware limited partnership (the "Partnership"), was organized in June 1986 to invest as a co-general partner in FFCA/PIP 1986 Property Company, a Delaware general partnership (the "Company"). The Company currently owns ten travel plazas, including real property, improvements, equipment and other personal property, located in Montana, Washington, Texas, Iowa, Idaho, Arizona, California, Missouri and Wyoming (collectively, the "Travel Plazas"). See "THE TRAVEL
PLAZAS." Seven of the Travel Plazas are leased to, and operated by, CFJ Properties ("CFJ Properties"), a general partnership. One of the Travel Plazas is leased to Flying J Inc. ("Flying J") and two are leased to franchisees of Flying J Franchise Inc. ("FJFI"), a subsidiary of Flying J and the franchisor of the two franchised Travel Plazas. See "THE PARTNERSHIP." The general partner of the Partnership is FFCA Management Company Limited Partnership, a Delaware limited partnership (the "General Partner"). The individual general partner of the General Partner is Mr. Morton Fleischer.

CFJ PROPERTIES

         CFJ Properties is a joint venture between Flying J, through its subsidiary Big West Oil Company ("Big West"), and Conoco Inc., through its subsidiaries Douglas Oil Company of California ("Douglas Oil"), and Kayo Oil Company ("Kayo Oil").

THE TRANSACTION

         The Company has entered into Purchase Agreements dated September 4, 1998 (the "Purchase Agreements") with certain special purpose companies affiliated with Flying J (collectively, the "Buyer"), pursuant to which the Buyer will acquire from the Company all of the Company's right, title and interest to the Travel Plazas for a cash payment of $48,534,216 (the "Transaction"). These proceeds represent an increase of approximately 40% over the cost of the Travel Plazas paid by the Company. See "THE TRANSACTION" and "APPRAISALS."

         The obligation of the parties to consummate the Transaction is conditioned upon the approval by an affirmative vote of Investors holding a majority of assigned limited partnership interests of the Partnership (the "Units"), and certain other conditions more particularly described under "THE TRANSACTION--Conditions to the Transaction" below.

         The investors of Participating Income Properties II, L.P., a Delaware limited partnership ("PIP II"), and Participating Income Properties III Limited Partnership, a Delaware limited partnership ("PIP III"), are being asked to approve the sale of the assets of their respective partnerships to the Buyer (the "Related PIP Transactions") in conjunction with the sale of the Travel Plazas by the Company pursuant to the Purchase Agreements. Consent solicitation statements relating to the sale of the PIP II and PIP III assets to the Buyer have been filed with the Securities and Exchange Commission ("SEC") and mailed to the PIP II and PIP III investors simultaneously with the mailing of this Consent Solicitation Statement and are available to Investors upon request. Requests should be directed to Investor Services, FFCA Management Company Limited Partnership, 17207 North Perimeter Drive, Scottsdale, Arizona 85255, telephone number (602) 585-4500.

         If the Transaction is approved by Investors in the Partnership but not by investors in either of the Related PIP Transactions, the Buyer has the right not to consummate the Transaction. However, the Buyer, at its discretion, may obligate the Company to consummate the Transaction if the Investors approve the Transaction and other conditions to closing are met. See "THE TRANSACTION--Conditions to the Transaction" below. Investors voting against the Transaction do not have dissenters' rights or any rights of appraisal.

         The Purchase Agreements provide that the Buyer is purchasing the Travel Plazas from the Company with limited representations and warranties from the Company and otherwise on an "as is," "where is" basis and with all faults. The Purchase Agreements also provide that the Company will indemnify the Buyer for all liabilities incurred by it in connection with the consent solicitation of the Investors, except to the extent of the gross negligence or intentional misconduct of the Buyer or its affiliates. In order to facilitate a prompt and final liquidating distribution to Investors, the Partnership has purchased insurance (the "Insurance") to protect it against potential claims and liabilities of the Partnership and the Company arising after the liquidation and dissolution of the Partnership relating to this consent solicitation and the Transaction. See "THE TRANSACTION--Insurance."

BACKGROUND TO THE TRANSACTION

         The negotiations between Flying J and the General Partner leading up to the Transaction commenced in mid-1997. At that time, representatives of Flying J advised the General Partner that the lessees intended to exercise their options to purchase the land, building and equipment comprising the Travel Plazas as soon as practicable. The Flying J representatives requested the General Partner to consider a transaction which would involve the sale of all of the travel plazas owned by the Partnership, PIP II and PIP III (collectively, the "PIP Travel Plazas"). During December 1997, an agreement in principle regarding the Transaction was reached, based upon the December 31, 1996 appraised value of the PIP Travel Plazas. See "APPRAISALS." The terms and conditions of the Purchase Agreements were determined pursuant to arm's-length negotiations between the General Partner and Flying J. Because Flying J intended to close and relocate the travel plaza in Boise, Idaho, the parties agreed to consummate the sale of the Boise travel plaza before the consummation of the Transaction. On February 20, 1998, CFJ Properties exercised its option to purchase the Boise, Idaho travel plaza for a cash payment of $3,385,784.

SOURCE AND AMOUNT OF FUNDS

         The cash required to purchase the Travel Plazas pursuant to the Purchase Agreements will be $48,534,216 (the "Purchase Price"). The Buyer is obligated to pay for all costs and expenses of the Transaction, including, without limitation, the attorneys' fees of the Company and the Partnership, title insurance expenses and premiums, escrow fees, survey expenses, environmental audit expenses and/or environmental insurance premiums, transfer, recording and filing fees and expenses, and mortgage taxes, if any, except that the Buyer shall not be responsible for any expenses incurred in connection with the consent solicitation of the Investors or liquidation of the Partnership. The General Partner estimates that the costs and expenses associated with the consent solicitation of the Investors and with the liquidation of the Partnership will be approximately $360,000.

         The Buyer will pay cash for the purchase of the Travel Plazas. Financing will be provided to the Buyer with loans (the "Loans") from FFCA Acquisition Corporation (the "Lender"), a wholly owned subsidiary of Franchise Finance Corporation of America ("FFCA") (NYSE:FFA), with the exception of the Ellensburg, Washington and Evanston, Wyoming Travel Plazas (collectively, the "Franchised Travel Plazas"). The Franchised Travel Plazas will be purchased by the Buyer with its own funds or with funds from sources other than the Loans. FFCA is a New York Stock Exchange listed company whose primary business purpose is to provide real estate financing to the chain restaurant industry, as well as to the convenience store and automotive service and parts industries. The Loans will be made pursuant to definitive loan agreements, promissory notes, deeds of trust or mortgages, and security agreements (collectively, the "Loan Documents"). The Lender has issued a commitment letter to Flying J (the
"Commitment   Letter")  with  respect  to  the  Loans.  Flying  J's  rights  and obligations under the Commitment Letter will be assigned to the Buyer. The Lender's rights and obligations under the Commitment Letter may be assigned to a third-party lender not affiliated with FFCA or the Buyer.

         The Lender's obligation under the Commitment Letter to make the Loans and similar loans to be made by the Lender to the Buyer in the Related PIP Transactions (the "Related

Loans") is conditioned upon the satisfaction or waiver of certain conditions on or before November 30, 1998. If the Buyer purchases a Travel Plaza with funds from sources other than the Loans, the Buyer must pay the Lender a breakup fee equal to 1% of the proposed Loan amount applicable to the Travel Plaza plus the Lender's expenses incurred in connection therewith. See "THE TRANSACTION--Source of Funds."

         The terms of the Commitment Letter were determined pursuant to arm's-length negotiations between the Lender and Flying J. Because of the size of the Transaction and to address the issues described under "SPECIAL CONSIDERATIONS," a special meeting of the Board of Directors of FFCA was held on June 29, 1998, at which time the terms and conditions of the Commitment Letter and Loans were reviewed and approved by the disinterested directors of FFCA. See "SPECIAL CONSIDERATIONS--Conflicts of Interest."

CONDITIONS TO THE TRANSACTION

         Consummation of the Transaction is conditioned upon each of the following occurring on or before November 30, 1998: (i) approval of the Transaction and the subsequent dissolution of the Partnership by an affirmative vote of Investors holding a majority of Units; (ii) unless waived by the Buyer, approval of the Related PIP Transactions and the subsequent dissolutions of PIP II and PIP III by an affirmative vote of the PIP II and PIP III investors; and
(iii) there having been no statute, rule, order or regulation enacted or issued by any governmental authority or by a court, which prohibits the consummation of the Transaction. See "THE TRANSACTION--Conditions to the Transaction."

         The obligation of the Buyer (but not the Company) to close the Transaction is conditioned upon the Lender making the Loans as provided in the Commitment Letter. This condition was added to the Purchase Agreements at the Buyer's request. Assuming that all other conditions to the closing have been met, the Company will be obligated to consummate the Transaction even if the Buyer elects to fund the purchase a Travel Plaza from sources other than the Loans. However, in such event, the Buyer would be obligated to pay the Lender a breakup fee equal to 1% of the proposed Loan amount applicable to the Travel Plaza plus the Lender's expenses incurred in connection therewith.

APPRAISALS

         The Partnership has received appraisals as of December 31, 1996 (the "1996 Appraisal"), and as of December 31, 1997 (the "1997 Appraisal" and collectively with the 1996 Appraisal, the "Appraisals") from Cushman & Wakefield, Inc. ("Cushman & Wakefield") relating to the Travel Plazas. Cushman & Wakefield is a nationally recognized, independent and fully diversified real estate firm with extensive valuation experience and has provided appraisals to the Partnership since its formation.

         The Transaction is based upon the agreement in principle between the General Partner and Flying J in December 1997 that the purchase price for the Travel Plazas, after taking into account any sale of assets, would be the appraised value of the Travel Plazas as set forth in the 1996 Appraisal. This agreement was subject to the condition that the 1997 Appraisal for the Partnership would not vary by more than 5% from the 1996 Appraisal. The difference between the 1996 Appraisal and the 1997 Appraisal was less than 1%. The agreement was further subject to the condition that the appraised value as of December 31, 1997 of the PIP Travel Plazas (which include the Travel Plazas of PIP II and PIP
III) also did not vary by more than 5% from their December 31, 1996 appraisal value. The difference between the December 31, 1996 and December 31, 1997 appraisals for the Travel Plazas did not vary by more than 5% with respect to the Partnership, PIP II and PIP III on a combined basis. Therefore, the value set forth in the 1996 Appraisal was used to determine the Purchase Price of the Travel Plazas. See "APPRAISALS." The Purchase Price equals the value set forth in the 1996 Appraisal minus the sale price of the Boise, Idaho travel plaza.

FAIRNESS

         The General Partner reasonably believes that the terms of the Transaction are fair to the Partnership and the Investors. The General Partner has based its determination as to the fairness of the Transaction on several factors, including but not limited to (i) the amount of the cash consideration to be received for the Travel Plazas, (ii) prices received recently for Units in the secondary market, including third party tender offers, (iii) the opportunity for each Investor to vote in favor of or against the Transaction and the subsequent dissolution of the Partnership, (iv) the Appraisals, and (v) the fact that the Options can be currently exercised. See "FAIRNESS" and "THE PARTNERSHIP."

RECOMMENDATION OF THE GENERAL PARTNER

         The General Partner has approved the Transaction and recommends that Investors vote in favor of the Transaction and the subsequent liquidation of the Partnership as described herein. The General Partner has conflicts of interest with respect to the financing of the Transaction through the Loans. See "SPECIAL CONSIDERATIONS--Conflicts of Interest."

ESTIMATED LIQUIDATING DISTRIBUTIONS

         The General Partner estimates that the sale of the ten Travel Plazas to the Buyer for $48,534,216, followed by a distribution and liquidation of the Partnership, will result in estimated liquidating distributions of approximately $924 in cash per Unit. At June 30, 1998, each Investor's adjusted capital contribution was approximately $895 per $1,000 Unit. An Investor's adjusted capital contribution is generally the Investor's initial capital contribution reduced by the cash distributions to the Investor of proceeds from the sale of Partnership properties and reduced by any other cash distributions other than cash from operations.

         The following chart sets forth the cash distributions for the life of the Partnership that Investors would have received upon the liquidation of the Partnership had the Partnership liquidated on June 30, 1998:

          Cash Distributions          Investors admitted on  Investors admitted
            Per $1,000 Unit            January 15, 1987       on April 16, 1987
            ---------------            ----------------       -----------------
Cash Distributions to Date-From
   Operations                               $1,123               $1,109
Cash Distributions to Date-Return of
   Capital                                     105                  105
Liquidating Distribution (estimated)           924                  924
                                            ------               ------
Total Distributions (estimated)             $2,152               $2,138
                                            ======               ======

See "UNAUDITED PRO FORMA FINANCIAL INFORMATION" for assumptions used in calculating the estimating liquidating distributions.

LIQUIDATION PROCEDURES

         As soon as practicable after the sale of the Travel Plazas to the Buyer, the General Partner will take all steps necessary to complete the liquidation of the Partnership. Upon liquidation of the Partnership, the General Partner will apply and distribute the assets of the Partnership to Investors and the General Partner in accordance with the provisions of the Partnership Agreement. Each Investor will receive a final Schedule K-1 from the Partnership as soon as practicable after the liquidation of the Partnership. It is estimated that the transaction costs and expenses associated with the consent solicitation of the Investors and with the liquidation of the Partnership (including the cost of the Insurance) will be approximately $360,000.

FEDERAL INCOME TAX CONSEQUENCES

         Separate federal income tax consequences result from the sale of the Travel Plazas and the subsequent liquidation of the Partnership, as described below.

            o Taxable gain -- The sale of the Travel Plazas will constitute a taxable transaction for federal income tax purposes. A taxable gain of approximately $379 per Unit is expected to result from the sale of the Travel Plazas, a majority of which will be a capital gain for federal income tax purposes. This gain is principally the result of depreciation deductions, the benefit of which was received by the Investors during the life of the Partnership. Each Investor will receive a final Schedule K-1 from the Partnership reflecting this taxable gain.

            o Capital loss -- Separately, as a result of the subsequent liquidation of the Partnership, each Investor who acquired his Units in the initial offerings thereof is expected to recognize a capital loss of approximately $112 per Unit. Investors who purchased their Units after the initial offerings may have a tax basis in their Units different from that of Investors who acquired their Units in the initial offerings. As a result, such Investors may recognize a different amount of loss from liquidation of the Partnership than Investors who purchased Units in the initial offerings. If the sale of the Travel Plazas and the subsequent liquidation of the Partnership happen in the same taxable year, the loss from liquidation would partially offset the gain from the sale of the Travel Plazas described above.

See "SPECIAL CONSIDERATIONS--Federal Income Tax Consequences" and "FEDERAL INCOME TAX CONSIDERATIONS."

SPECIAL CONSIDERATIONS

         In evaluating the Transaction, Investors should carefully consider the information contained under "SPECIAL CONSIDERATIONS."

                             SPECIAL CONSIDERATIONS

         In their evaluation of the Transaction, Investors should carefully consider the following:

CONFLICTS OF INTEREST

         The General Partner will receive a distribution in connection with the liquidation of the Partnership as permitted under the Partnership Agreement. The receipt by the General Partner of this distribution results in a conflict of interest of the General Partner in recommending the Transaction. By not recommending the Transaction, the General Partner would not receive the distribution at this time but would continue to receive fees from the continued operation of the Partnership.

PARTICIPATION BY LENDER

         The Buyer expects to obtain the cash required to purchase the Travel Plazas (excluding the Franchised Travel Plazas) from FFCA Acquisition Corporation, a wholly owned subsidiary of FFCA, or from an unaffiliated third party lender to whom the Lender has assigned its rights under the Commitment Letter. See "THE TRANSACTION--Source of Funds." Mr. Fleischer is both the principal owner of the General Partner and the Chairman, President and Chief
Executive Officer of FFCA. In addition, several officers and directors of Perimeter Center Management Company, the corporate general partner of the General Partner, are also directors and officers of FFCA. Because of these relationships, the terms and conditions of the Purchase Agreements, Commitment Letter and Loans were reviewed and approved by the disinterested directors of FFCA at a special meeting of the Board of Directors of FFCA held on June 29, 1998.

FEDERAL INCOME TAX CONSEQUENCES

         Separate federal income tax consequences result from the sale of the Travel Plazas and the subsequent liquidation of the Partnership, as described below.

            o Taxable gain -- The sale of the Travel Plazas will constitute a taxable transaction for federal income tax purposes. A taxable gain of approximately $379 per Unit is expected to result from the sale of the Travel Plazas, a majority of which will be a capital gain for federal income tax purposes. This gain is principally the result of depreciation deductions, the benefit of which was received by the Investors during the life of the Partnership. Each Investor will receive a final Schedule K-1 from the Partnership reflecting this taxable gain.

            o Capital loss -- Separately, as a result of the subsequent liquidation of the Partnership, each Investor who acquired his Units in the initial offerings thereof is expected to recognize a capital loss of approximately $112 per Unit. Investors who purchased their Units after the initial offerings may have a tax basis in their Units different from that of Investors who acquired their Units in the initial offerings. As a result, such Investors may recognize a different amount of loss from liquidation of the Partnership than Investors who purchased Units in the initial offerings. If the sale of the Travel Plazas and the subsequent liquidation of the Partnership happen in the same taxable year, the loss from liquidation would partially offset the gain from the sale of the Travel Plazas described above.

         As a general matter, each Investor will aggregate his share of certain gain derived from the Transaction with certain gain or loss from other sources. Any net gain will be taxed at the rates applicable to capital gains, which currently is 20%. However, a portion of the gain to be recognized as a result of the sale of the real property equal to the Partnership's depreciation deductions with respect thereto will be subject to tax at a rate of 25%. The General Partner expects that gain to be recognized as a result of the sale of the personal property will be characterized as ordinary income. Each Investor should consult his or her own tax advisor as to the specific consequences of this transaction. See "FEDERAL INCOME TAX CONSIDERATIONS."

                                 THE PARTNERSHIP

         The Partnership was organized on June 23, 1986, under the Delaware Revised Uniform Limited Partnership Act to invest as a co-general partner of the Company. The Partnership invested in the Travel Plazas through the Company to avoid burdensome state filing requirements existing when the Partnership was formed. The other co-general partner of the Company is Perimeter Center Management Company, a Delaware corporation ("PCMC"). The Partnership is entitled to 99.9% of all of the profits, losses and disbursable cash of the Company. The Company was organized to acquire new and existing travel plazas, including real property, improvements, equipment and other personal property. The Company's Travel Plazas are located in Montana, Washington, Texas, Iowa, Idaho, Arizona, California, Missouri and Wyoming. The General Partner of the Partnership is FFCA Management Company Limited Partnership, a Delaware limited partnership, and its general partners are PCMC and Mr. Morton Fleischer.

         The Initial Limited Partner, which is a wholly owned subsidiary of PCMC, was incorporated on June 23, 1986, to serve as the assignor and initial limited partner of the Partnership and the owner of record of the Limited Partnership Interests, the rights and benefits of which are assigned by the Initial Limited Partner to Investors in the Partnership. The Initial Limited Partner conducts no other business activity.

         On October 10, 1986, the Partnership and the Initial Limited Partner commenced a public offering of $75,000,000 in Units in the Partnership pursuant to a Registration Statement on Form S-11 under the Securities Act of 1933, as amended (the "Offering"). The Partnership and the Initial Limited Partner sold a total of 51,687 Units to investors at $1,000 per Unit for a total of $51,687,000. Investors acquired the following number of Units from the Initial Limited Partner on each of the following dates: 19,865 Units on January 15, 1987; and 31,822 Units on April 16, 1987. Subsequent to that date, no Investor has made any additional capital contribution. The Investors share in the benefits of ownership of the Partnership's assets, including its interest in the Company's real and personal property investments, according to the number of Units held, in substantially the same manner as limited partners of a partnership.

         The net proceeds of the Offering totaled $45,613,778 and were fully invested by the Partnership, through its investment in the Company, as of September 1988, in eleven travel plazas (the ten Travel Plazas and the Boise, Idaho travel plaza sold to CFJ Properties). The Travel Plaza facilities offer a full-service operation, generally including fuel facilities, a restaurant, convenience store and other amenities for use by the trucking industry and traveling public in general. Seven of the Travel Plazas are leased to CFJ Properties, one is leased to Flying J and the remaining two are leased to franchisees of FJFI. Neither the Partnership nor the Company are affiliated with CFJ Properties, Flying J or FJFI.

         The Partnership's principal objectives through its investment in the Company are to (i) preserve, protect and enhance Partnership capital, (ii) provide partially tax-deferred cash distributions to Investors, (iii) provide the potential for increased income and protection against inflation through participation in the gross revenues of the Travel Plazas, and (iv) obtain long-term appreciation in the value of its properties through real estate ownership.

         Real estate owned by the Company is generally leased for an original term of 20 years. Equipment is generally leased for a term of eight years. Lessees generally must pay the Company annual rental payments (in monthly installments) equal to 10% of the Company's total investment in the properties. As additional rent under the terms of each lease, the Company is entitled to receive a portion of the operating revenues of the lessees equal to (i) 4% of annual gross receipts derived from the Travel Plaza, excluding fuel sales, (ii) 3/10 of $.01 per gallon of fuel sold, and (iii) 4% of all amounts received by the lessee for any lease year pursuant to any sublease by the lessee of any part of its leased premises.

         On February 1, 1991, Flying J, through its subsidiary Big West, entered into a joint venture with two subsidiaries of Conoco Inc., Douglas Oil and Kayo Oil, to form CFJ Properties. Flying J (and subsidiaries) is a fully integrated oil and gas company that is engaged in the production, refining, transportation, wholesaling and retail marketing of petroleum products and other services through its travel plazas and gasoline stations. Flying J operates all of CFJ Properties' travel plazas and related facilities, which included 78 interstate travel plaza properties as of January 31, 1998. The Company owns seven of these properties. With the exception of the Travel Plaza in Butte, Montana, Flying J assigned its leasehold interests in the Travel Plazas to CFJ Properties and was released by the Company with respect to its obligations under those leases.

         For the majority of the leases, letters of credit issued for the Company's benefit were substituted for rent deposits previously held by the Company. As part of the Transaction, the Company will relinquish its rights to those letters of credit. To the extent the Company required a lessee to furnish a rental deposit, the rental deposits will be assigned to the Buyer.

         The lessees of the Travel Plazas have options (the "Options") to purchase the land, building and equipment comprising the Travel Plazas. Pursuant to the Options, the real estate may be purchased commencing in the tenth year of the lease, for a five or ten year period. The real estate may be purchased at a price equal to the greater of (i) the appraised fair market value of the land, building and equipment, as determined by an independent appraiser, or (ii) the approximate cost of the land, building and equipment, plus a pro rata portion of organizational and offering expenses of the Partnership and less any amounts paid previously for equipment. The equipment may be purchased at the end of the eight-year lease term at a price equal to its appraised fair market value. All equipment at the Travel Plazas subject to such Options has been purchased.

         The following chart shows when the lessees of the Travel Plazas will be eligible to exercise their Options regarding the land and improvements:

                                          Purchase Option Exercise
      Travel Plaza Location                   Commencement Date
      ---------------------                   -----------------

         Amarillo, TX                             June 1998
         Butte, MT                                July 1997
         Cheyenne, WY                             August 1998
         Clive, IA                                July 1998
         Ellensburg, WA                           September 1997
         Eloy, AZ                                 August 1998
         Evanston, WY                             December 1997
         Post Falls, ID                           January 1997
         Thousand Palms, CA                       July 1998
         Truxton, MO                              July 1998

         The Partnership is dependent upon CFJ Properties, its principal lessee, since an adverse change in its financial condition could materially affect its ability to make lease payments. During 1997, CFJ Properties and Flying J Inc. together contributed approximately 88% of the Company's total rental and percentage rent payments for the year.

         For the fiscal year ended January 31, 1998, CFJ Properties reported net income of $16 million on revenues of $1.3 billion. Revenues rose 7% from $1.2 billion in the prior year. The higher revenues resulted from the opening of six new units and increases in fuel prices. Net income increased from $1.8 million in the prior year due to higher gross profit margins.

         During the fiscal year ended January 31, 1998, CFJ Properties reported $41.7 million in net cash provided by operating activities. This cash, along with the cash provided by financing activities, was used to make capital expenditures. As of January 31, 1998, CFJ Properties reported cash balances of approximately $3.8 million, with liquidity supported by net cash provided by operating activities and a $150 million revolving line of credit with a bank. As of January 31, 1998, CFJ Properties reported partners' capital of $155.5 million and total assets of $463.7 million.

         CFJ Properties leases the PIP Travel Plazas and equipment under non-cancelable operating leases, which generally expire at various dates over the next 9 to 15 years. Payments under all CFJ Properties leases, including the PIP Travel Plaza leases, were $17.5 million in fiscal 1998 and $17.3 million in fiscal 1997, including percentage rent payments. Future minimum annual rent obligations under non-cancelable leases, as projected through 2003, remain comparable to 1997 expense amounts.

         The nine Travel Plazas operated by CFJ Properties and Flying J, and leased from the Partnership, generated a combined fuel and non-fuel gross profit (including other income) of approximately $27.5 million during the fiscal year ended January 31, 1998 as compared to $24.4 million in fiscal year 1997. Total unit-level income for these nine Travel Plazas (before depreciation and allocated corporate overhead) totaled approximately $2.8 million in 1998 with five of the nine Travel Plazas reporting positive unit-level income. The remaining four Travel Plazas reported net losses primarily due to higher expenses. The combined result of the Travel Plaza unit-level income before depreciation and allocated corporate overhead was up from $700,000 in the prior year due largely to an increase in fuel and non-fuel sales volumes and an increase in fuel prices. Volumes and margins were reduced in 1997 due to CFJ Properties' curtailment of its relationship with a third party billing company in June 1996. For CFJ Properties' fiscal year ended January 31, 1998, the average unit-level base and percentage rent payments approximated 14.4% of the original cost of these properties.

         At June 30, 1998, those Travel Plazas that each represented over 10% of the Partnership's total assets were located in Clive, Iowa, Amarillo, Texas, Cheyenne, Wyoming, Eloy, Arizona and Truxton, Missouri.

         Through ownership of the Travel Plazas, the Partnership and the Company are subject to the risks associated with the underground storage of petroleum products such as gasoline. In this regard, the Company's lessees are subject to various federal, state and local regulations and environmental laws. These laws and regulations affect the storing, dispensing and discharge of petroleum and other wastes and affect the lessees both in the securing of permits for fueling operations and in the ongoing conduct of such operations.

         Federal, state and local regulatory agencies have adopted regulations governing underground storage tanks ("USTs") that require the Company's lessees to make certain expenditures for compliance. In particular, at the federal level, the Resource Conservation and Recovery Act requires the Environmental Protection Agency ("EPA") to establish a comprehensive regulatory program for the detection, prevention and cleanup of leaking USTs. Regulations enacted by the EPA in 1988 established requirements for (a) installing UST systems; (b) upgrading UST systems; (c) taking corrective action in response to releases; (d) closing UST systems; (e) keeping appropriate records; and (f) maintaining evidence of financial responsibility for taking corrective action and compensating third parties for bodily injury and property damage resulting from releases. These regulations permit states to develop, administer and enforce their own regulatory programs, incorporating requirements which are at least as stringent as the federal standards. By the end of 1998, all USTs must be corrosion protected, overfill/spill protected and have leak detection. These environmental laws impose strict liability for owners and operators of faulty and leaking storage tanks resulting in damage to the environment or third parties.

         The Company has taken steps to (a) ensure that the lessees comply with applicable rules and regulations; (b) mitigate any potential liabilities, including the establishment of storage tank monitoring procedures; and (c) require that lessees indemnify the Company for all such liabilities and obtain environmental liability insurance, if reasonably available. The Company requires each lessee to obtain an annual environmental audit, performed by an environmental consulting and engineering firm, which includes the following procedures, among others: month-end cumulative fuel inventory variance analysis; tank tightness tests; automatic tank gauging and leak detection system operation and calibration tests; UST excavation zone groundwater and/or soil vapor monitoring well analysis; piping system tightness tests; piping excavation zone groundwater and/or soil vapor monitoring well analysis; pipe leak detector inspection and calibration tests; corrosion protection system tests; on-site sanitary sewer treatment plant effluent analysis; and oil/water separator inspections. The consulting and engineering firm hired by the Company to conduct such audits also reviews on-site environmental correspondence; visually inspects the UST system, tank and piping excavation zone monitoring wells, areas adjacent to all petroleum above-ground tanks, the stormwater and wastewater control systems, and the Travel Plaza facility; and discusses employee training procedures, recent significant environmental events (if any), repair and maintenance activities, and regulatory compliance with Travel Plaza personnel.

         The most recent annual environmental audits of the Travel Plazas indicate that some remediation is necessary at one or more of the Travel Plazas. Under each Travel Plaza lease, the lessee is responsible for all costs associated with correcting problems identified by such audits and is obligated to indemnify the Partnership and the Company for all liabilities related to the operation of the Travel Plazas, including those related to remediation. The lessees have reviewed such environmental audits and have commenced appropriate corrective actions. The General Partner does not believe that the corrective actions recommended in the audits will affect the lessees' ability to make their scheduled lease payments to the Company or have a material adverse effect upon the Company or the Partnership.

         The Company believes that its lessees are in compliance with all applicable regulatory requirements, except as discussed above and that its lessees have all governmental licenses and permits required for their business operations. Management knows of no pending or threatened proceedings or investigations under federal or state environmental laws; however, management cannot predict the impact on the Company's lessees of new governmental regulations and requirements. Although the Company has taken necessary steps, as discussed above, to ensure lessee compliance with environmental regulations, there can be no assurance that significant cleanup or compliance costs may not be incurred which may affect the lessees' ability to make their scheduled lease payments to the Company.

         As of June 30, 1998, the Partnership, through its investment in the Company, has invested in real estate located in nine states in the western and central portions of the United States, and no real estate investments are located outside of the United States. A presentation of revenues or assets by geographic region is not applicable and would not be material to an understanding of the Partnership's business taken as a whole.

         The Partnership does not believe that any aspect of its business is significantly seasonal in nature and no portion of the Partnership's business is subject to renegotiation of profits or termination of contracts or subcontracts at the election of the United States Government. The Partnership does not manufacture any products and therefore does not require any raw materials in order to conduct its business.

         The Partnership is managed by the General Partner and therefore has no employees of its own. FFCA Investor Services Corporation 86-B has no employees because it does not conduct any business operations.

         The Partnership and its properties are not parties to, or subject to, any material pending legal proceedings.

                                 THE TRANSACTION

         Investors will be asked on the Consent Date to approve the terms of the offer by the Buyer, which includes certain special purpose companies affiliated with Flying J or CFJ Properties, to purchase the Travel Plazas pursuant to the terms of the Purchase Agreements, for consideration consisting of cash in the amount of $48,534,216. The purchase will be followed by a liquidation of the Partnership and final distribution of assets. The Buyer is not affiliated with the General Partner or any of its partners, officers or directors or the Partnership. The General Partner currently has no reason to believe that the Buyer will fail to purchase the Travel Plazas.

PURCHASE AGREEMENTS

         The following is a summary of certain provisions of the Purchase Agreements and is qualified in its entirety by the specific provisions set forth in the Purchase Agreements. The terms and conditions of the Purchase Agreements were determined pursuant to arm's-length negotiations between the General Partner and Flying J. The General Partner may change the terms of the Purchase Agreements in its discretion, except for the cash sales price described below.

         The Purchase Agreements provide that the Company will sell the Travel Plazas to the Buyer, subject to certain conditions specified therein, in exchange for cash in an aggregate amount of $48,534,216. See "APPRAISALS." The Purchase Price represents the appraised value set forth in the 1996 Appraisal minus the sale price of the Boise, Idaho travel plaza. The sale of all of the Travel Plazas is intended to be an integrated and simultaneous transaction. As of the date of this Consent Solicitation Statement, the Buyer has completed its due diligence review of the Travel Plazas and approved the conditions of the Purchase Agreements, including the condition of the properties, environmental matters and title.

         The Buyer is obligated to pay for all costs and expenses of the Transaction, including, without limitation, the attorneys' fees of the Lender and the Partnership, title insurance expenses and premiums, escrow fees, survey expenses, environmental audit expenses and/or environmental insurance premiums, transfer, recording and filing fees and expenses, and mortgage taxes, if any. Notwithstanding the above, the Buyer shall not be responsible for any expenses incurred in connection with the consent solicitation of the Investors or liquidation of the Partnership. The Purchase Agreements provide that the Company will indemnify the Buyer for all liabilities incurred by it in connection with the consent solicitation of the Investors, except to the extent of the gross negligence or intentional misconduct of the Buyer or its affiliates.

         The Purchase Agreements provide that the Buyer is purchasing the Travel Plazas from the Company with limited representations and warranties from the Partnership and otherwise on an "as is," "where is" basis and with all faults. The representations and warranties of the Company under the Purchase Agreements will not survive the closing of the Transaction. The Purchase Agreements also provide that the Buyer is releasing the Company from all claims or damages relating to the condition of the Travel Plazas, including those relating to USTs. The Purchase Agreements do not release the lessees of the Travel Plazas from any of their obligations under the leases arising prior to the closing of the Transaction, including indemnification obligations relating to environmental matters.

SOURCE OF FUNDS

         The Purchase Price for the Travel Plazas is $48,534,216. The Buyer is obligated to pay for all costs and expenses of the Transaction, including, without limitation, the attorneys' fees of the Company and the Partnership, title insurance expenses and premiums, escrow fees, survey expenses, environmental audit expenses and/or environmental insurance premiums, transfer, recording and filing fees and expenses, and mortgage taxes, if any, except that the Buyer shall not be responsible for any expenses incurred in connection with the consent solicitation of the Investors or liquidation of the Partnership. The General Partner estimates that the costs and expenses associated with the consent solicitation of the Investors and with the liquidation of the Partnership will be approximately $360,000.

         The Buyer will pay cash for the purchase of the Travel Plazas. Financing will be provided to the Buyer with loans (the "Loans") from FFCA Acquisition Corporation (the "Lender"), a wholly owned subsidiary of FFCA, with the exception of the Ellensburg, Washington and Evanston, Wyoming Travel Plazas (collectively, the "Franchised Travel Plazas"). The Franchised Travel Plazas will be purchased by the Buyer with its own funds or with funds from sources other than the Loans. The Buyer has obtained the Commitment Letter from the Lender with respect to the Loans. The Lender's rights and obligations under the Commitment Letter may be assigned to a third-party lender not affiliated with FFCA, the Buyer or CFJ Properties.

         The obligation of the Buyer (but not the Company) to close the Transaction is conditioned upon the Lender making the Loans as provided in the Commitment Letter. This condition was added to the Purchase Agreements at the Buyer's request. Assuming that all other conditions to the closing have been met, the Company will be obligated to consummate the Transaction even if the Buyer elects to fund the purchase of a Travel Plaza from sources other than the Loans. However, in such event, the Buyer would be obligated to pay the Lender a breakup fee equal to 1% of the proposed Loan amount applicable to the Travel Plaza plus the Lender's expenses incurred in connection therewith. See "--Conditions to the Transaction."

         The Lender's obligation under the Commitment Letter to make the Loans is conditioned upon the satisfaction or waiver of certain conditions on or before November 30, 1998.

         The terms of the Commitment Letter were determined pursuant to arm's-length negotiations between the Lender and Flying J. FFCA (the parent of the Lender) is a New York Stock Exchange listed company whose primary business purpose is to provide real estate financing to the chain restaurant industry, as well as to the convenience store and automotive service and parts industries.

CONDITIONS TO THE TRANSACTION

         Consummation of the Transaction is conditioned upon each of the following occurring on or before November 30, 1998:

         (i) approval of the Transaction and the subsequent dissolution of the Partnership by an affirmative vote of Investors holding a majority of Units;

         (ii)  unless  waived  by  the  Buyer,   approval  of  the  Related  PIP
Transactions and the subsequent dissolutions of PIP II and PIP III by an affirmative vote of the PIP II and PIP III investors;

         (iii) there having been no statute, rule, order or regulation enacted or issued by any governmental authority or by a court, which prohibits the consummation of the Transaction; and

         (iv) unless waived, all of the parties' respective representations and warranties are true as of the closing date of the sale of the Travel Plazas (the "Closing Date") and all covenants have been performed on or before the Closing Date.

         If the Transaction is approved by Investors in the Partnership but not by investors in either of the Related PIP Transactions, the Buyer has the right not to consummate the Transaction. However, the Buyer, at its discretion, may obligate the Company to consummate the Transaction if the Investors approve the Transaction and other conditions to closing are met.

         The obligation of the Buyer (but not the Company) to close the Transaction is conditioned upon the Lender making the Loans as provided in the Commitment Letter. This condition was added to the Purchase Agreements at the Buyer's request. Assuming that all other conditions to the closing have been met, the Company will be obligated to consummate the Transaction even if the Buyer elects to fund the purchase of a Travel Plaza from sources other than the Loans. However, in such event, the Buyer would be obligated to pay the Lender a breakup fee equal to 1% of the proposed Loan amount applicable to the Travel Plaza plus the Lender's expenses incurred in connection therewith.

         The Buyer may terminate a Purchase Agreement if: (i) the Company breaches a representation, warranty or covenant set forth in the Purchase Agreement; (ii) the Investors do not approve the sale of the Travel Plazas to the Buyer under the terms set forth in this Consent Solicitation Statement and the Purchase Agreements; (iii) the PIP II and PIP III investors fail to approve the Related PIP Transactions; (iv) the Lender fails to provide the Loans on the terms and conditions contained in the Commitment Letter; or (v) all of the conditions to the Company's obligation to sell the Travel Plazas have been satisfied and the Company fails to close the Transaction.

         The Company may terminate a Purchase Agreement if: (i) the Investors do not approve the sale of the Travel Plazas to the Buyer under the terms set forth in this Consent Solicitation Statement and the Purchase Agreements; (ii) the
Buyer breaches a representation, warranty or covenant under the Purchase Agreement; or (iii) all of the conditions to the Buyer's obligation to close have been satisfied and the Buyer fails to close the purchase of the Travel Plazas. In the event that the Company terminates a Purchase Agreement pursuant to (i) above, neither party shall have any further obligation to the other under the Purchase Agreement, with the exception of certain indemnity obligations of the Buyer.

CLOSING DATE

         Consummation of the Transaction shall occur on a date when all of the conditions to closing have been satisfied or waived. The Closing Date is anticipated to be on or before November 30, 1998.

BENEFITS OF SALE OF TRAVEL PLAZAS AND LIQUIDATION OF PARTNERSHIP;
     REASONS FOR THE TRANSACTION

         At the time the Partnership commenced the Offering in 1986, the Partnership intended to hold its interests in the Travel Plazas for a period of at least 10 years, at which point the lessees could exercise their Options to purchase the Travel Plazas and the Partnership would be liquidated. All of the Options are currently exercisable. Therefore, the General Partner believes that the sale of the Travel Plazas under the terms and conditions set forth in the Purchase Agreements is advisable at this time.

         If the Options are exercised individually, there can be no assurance that the aggregate price paid for all of the Travel Plazas would equal or exceed the Purchase Price. Furthermore, if the Company does not sell the Travel Plazas collectively and the lessees exercise their Options individually, this may result in declining assets and revenue for the Partnership. Returns to Investors would likely decrease over time as declining revenues from fewer Travel Plazas are applied against a relatively fixed Partnership expense structure, including fees payable to the General Partner. In 1997, the General Partner received aggregate fees from the Partnership totaling $549,359. The fees payable to the General Partner in the future may be more or less than those paid in 1997, depending on the performance of the Travel Plazas. By selling the Travel Plazas in the Transaction, payment of the ongoing disbursable cash fees to the General Partner is avoided. The primary advantage of this strategy is that it allows for final liquidation of the Investors' investment and a substantial distribution of cash as described under "UNAUDITED PRO FORMA FINANCIAL INFORMATION."

         In liquidation, the Partnership will pay off existing liabilities and debts and distribute the net liquidation proceeds to the Investors and the General Partner in accordance with the Partnership Agreement. Existing liabilities and debts of the Partnership are not anticipated to be substantial. It is estimated that the transaction costs and expenses associated with the consent solicitation of the Investors will approximate $110,500. The costs and expenses associated with the liquidation of the Partnership, including Insurance expenses, will be approximately $249,500. Together, it is estimated that the costs of the Investor consent solicitation and the liquidation of the Partnership will be approximately $360,000.

         An additional benefit of the sale of the Travel Plazas is that the anticipated estimated liquidating distribution will be substantially higher than recent secondary sale transactions for the Units. See "MARKET FOR UNITS AND RELATED SECURITY HOLDER MATTERS--Secondary Market Information."

         The sale of the Travel Plazas to the Buyer for $48,534,216, followed by a distribution and liquidation of the Partnership, would result in estimated liquidating distributions of approximately $924 in cash per Unit. At June 30, 1998, each Investor's adjusted capital contribution was approximately $895 per $1,000 Unit. If the Partnership had been liquidated as of June 30, 1998, the General Partner would have been entitled to receive $1,519,932 in accordance with the Partnership Agreement. See "UNAUDITED PRO FORMA FINANCIAL INFORMATION."

DETRIMENTS OF SALE OF THE TRAVEL PLAZAS AND LIQUIDATION OF PARTNERSHIP

         The sale of the Travel Plazas pursuant to the Transaction would deprive the Investors of any benefits from possible future appreciation and operation of the Travel Plazas. However, representatives of Flying J have advised the General Partner that the lessees intend to exercise the Options as soon as practicable.

         The sale of all of the Travel Plazas will result in the liquidation of the Partnership. Upon liquidation, the Investors will cease to receive periodic tax-deferred cash distributions from the Partnership. There can be no assurance that Investors will be able to reinvest their liquidation proceeds in an investment that provides a rate of return similar to the periodic distributions that Investors received from the Partnership. Furthermore, as a result of the sale of the Travel Plazas, Investors will recognize a taxable gain. See "FEDERAL INCOME TAX CONSIDERATIONS."

PARTNERSHIP AGREEMENT PROVISIONS REGARDING DISSOLUTION OF PARTNERSHIP

         The following discussion of the provisions of the Partnership Agreement concerning the dissolution and liquidation of the Partnership is qualified in its entirety by the specific provisions of the Partnership Agreement.

         Pursuant to Section 8.1 of the Partnership Agreement, the Partnership will dissolve upon the occurrence of certain events, including the sale or other disposition at one time of all or substantially all of the Partnership assets. After the sale of the Travel Plazas as proposed in this Consent Solicitation Statement, the General Partner will dissolve the Partnership. However, the Partnership will not terminate until the Partnership Agreement has been cancelled and the assets of the Partnership have been distributed.

         Section 8.2 of the Partnership Agreement provides that, upon dissolution, the General Partner may cause the Partnership's then remaining assets to be sold in such manner as it, in its sole discretion, determines in an effort to obtain the best prices for the assets. Following the sale of the Travel Plazas, the General Partner does not expect that the Partnership will have any substantial assets other than cash. Pending completion of the sale of assets and the cancellation of the Partnership Agreement, the General Partner will have the right to continue to operate the business of the Partnership and otherwise deal with Partnership assets. The General Partner intends to liquidate the Partnership and distribute the Partnership's assets as soon as practicable following the sale of the Travel Plazas.

         Section 8.2 of the Partnership Agreement also provides that, upon the dissolution of the Partnership, its liabilities will be paid first to third party creditors and then to the General Partner for any loans or advances made by it to the Partnership. Any amounts remaining will be distributed to the Partners (and with respect to the Initial Limited Partner, for the benefit of the Investors to the extent of their Units) in the amount of their respective Capital Accounts, as adjusted by the provisions of the Partnership Agreement relating to the allocation of profits and losses. As of June 30, 1998, the General Partner's Capital Account had a deficit balance of approximately $120,000, and the General Partner will be obligated to contribute cash to the Partnership in the amount of the negative balance to the extent that such deficit still exists after allocation of the gain on the sale of the Travel Plazas. Any such cash will be distributed in the foregoing order of priority.

INSURANCE

         In order to facilitate a prompt and final liquidating distribution to Investors, the Partnership purchased the Insurance to cover certain liabilities relating to potential securities claims and claims based on the wrongful acts (as determined under the policy) of the partnerships and their general partners. No claims are pending against the Partnership and the General Partner is not aware of any threatened claims against the Partnership. The policy provides a maximum aggregate coverage of $25,500,000 with a maximum coverage of $8,500,000 for each of the Partnership, PIP II and PIP III. There is a $100,000 deductible per claim, per partnership. The $319,524 cost of the premium has been equally allocated among the Partnership, PIP II and PIP III. Of the Partnership's allocated premium, 99% has been allocated to the limited partners and paid by the Partnership and 1% has been allocated to and paid by the General Partner. The Insurance policy will be issued at or prior to the date of this Consent Solicitation Statement and coverage thereunder for the Partnership will terminate six years after the Partnership has been terminated under Delaware law.

         The purpose of the Insurance is to protect the Partnership against claims made after its liquidation and dissolution. The General Partner selected the Insurance rather than electing to continue the existence of the Partnership and delaying the final liquidating distribution. Depending on potential claims, this delay and the amounts retained could have been significant. Furthermore, because the Purchase Agreements require the Company to indemnify the Buyer for liabilities incurred by the Buyer in connection with the consent solicitation of the Investors, the Company and the Buyer are additional insureds under the Insurance.

CONSENT REQUIRED

         Section 5.4(b)(i) of the Partnership Agreement requires the consent of the Investors holding more than 50% of Units to dispose of all or substantially all of the assets of the Partnership. The Transaction and the subsequent liquidation of the Partnership therefore requires the affirmative vote of Investors holding a majority of Units pursuant to the consent procedures described herein. See "CONSENT PROCEDURES." Investors voting against the Transaction do not have dissenters' rights or any rights of appraisal.

RELATED SALE OF PIP II AND PIP III TRAVEL PLAZAS TO THE BUYER

         The investors of PIP II and PIP III are being asked to approve the sale of the assets of their respective partnerships to the Buyer in the Related PIP Transactions at the time of the sale of the Travel Plazas to the Buyer pursuant to the Purchase Agreements. Consent solicitation statements relating to the sale of the PIP II and PIP III assets to the Buyer have been filed with the SEC and mailed to the PIP II and PIP III investors simultaneously with the mailing of this Consent Solicitation Statement and are available to Investors upon request. Requests should be directed to Investor Services, FFCA Management Company Limited Partnership, 17207 North Perimeter Drive, Scottsdale, Arizona 85255, telephone number (602) 585-4500.

         If the Transaction is approved by Investors in the Partnership but not by investors in either of the Related PIP Transactions, the Buyer has the right not to consummate the Transaction. However, the Buyer, at its discretion, may obligate the Company to consummate the Transaction if the Investors approve the Transaction and other conditions to closing are met. See "--Conditions to the Transaction" above.

ACCOUNTING TREATMENT

         The proposed sale of the Travel Plazas will be treated as a sale of the real estate and related assets under the full accrual method. Under this method of accounting, profit is recognized in full when the sale is consummated. See "UNAUDITED PRO FORMA FINANCIAL INFORMATION."

REGULATORY REQUIREMENTS

         Except as described below, no federal or state regulatory requirements, other than applicable requirements related to federal and state securities laws, if any, must be complied with in order to complete the sale of the Travel
Plazas, and no regulatory approvals must be obtained in order to complete the sale. In addition, Investors will not have dissenter's right in the event the Transaction is approved. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder, certain acquisitions, such as the Transaction and the Related PIP Transactions, may not be consummated unless required information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and the specified waiting requirements have been satisfied. On September 9, 1998, the Partnership and the Buyer each filed a Notification and Report Form for Certain Mergers and Acquisitions with the Antitrust Division and the FTC and requested early termination of the waiting period. Notwithstanding the termination of the waiting period, at any time before or after the consummation of the Transaction and the Related PIP Transactions, the Antitrust Division or the FTC could take actions under federal antitrust laws as they deem necessary in the public interest, including seeking to enjoin consummation of the Transaction, or seeking divestiture of a portion of the Travel Plazas. In appropriate circumstances, private parties also may bring legal actions under federal antitrust laws.

RECOMMENDATION OF THE GENERAL PARTNER

         THE GENERAL PARTNER HAS APPROVED THE TRANSACTION AND RECOMMENDS THAT INVESTORS CONSENT TO THE PROPOSAL TO SELL THE TRAVEL PLAZAS AND DISSOLVE THE PARTNERSHIP BY MARKING THE "FOR" BOX ON THE ENCLOSED CONSENT CARD. The General Partner has conflicts of interest with respect to the proposed financing of the Transaction through the Loans. See "SPECIAL CONSIDERATIONS--Conflicts of Interest."
                                    FAIRNESS

         Based  upon  its  analysis  of the  Transaction,  the  General  Partner reasonably believes that the terms of the Transaction, when considered as a whole, are fair to the Partnership and the Investors. The General Partner has based its determination as to the fairness of the Transaction on several factors, including but not limited to (i) the amount of the cash consideration to be received for the Travel Plazas, (ii) prices received recently for Units in the secondary market, including third-party tender offers, (iii) the opportunity for each Investor to vote in favor of or against the Transaction and the subsequent dissolution of the Partnership, (iv) the Appraisals, and (v) the fact that the Options can be currently exercised. See "THE TRANSACTION--Benefits of Sale of Travel Plazas and Liquidation of Partnership; Reasons for the Transaction" and "APPRAISALS."

         In particular, the General Partner considered the fact that the sale of the Travel Plazas to the Buyer for $48,534,216, followed by a distribution and liquidation of the Partnership, would result in estimated liquidating distributions of approximately $924 in cash per Unit. At June 30, 1998, each Investor's adjusted capital contribution was $895 per $1,000 unit. See
"UNAUDITED PRO FORMA FINANCIAL INFORMATION." The anticipated estimated liquidating distribution also would be substantially higher than recent secondary sale transactions for the Units. See "MARKET FOR UNITS AND RELATED SECURITY HOLDER MATTERS--Secondary Market Information."

         The terms and conditions of the Purchase Agreements were determined pursuant to arm's-length negotiations between the General Partner and Flying J. See "SPECIAL CONSIDERATIONS--Conflicts of Interest."

                                   APPRAISALS

         The Partnership has received the 1996 Appraisal and the 1997 Appraisal from Cushman & Wakefield, copies of which are available upon request. The following summary of the Appraisals is qualified in its entirety by the specific provisions set forth therein. The General Partner has not made any contacts, other than as described in this Consent Solicitation Statement, with any outside party regarding the preparation by the outside party of an opinion as to the fairness of the Transaction, an appraisal of the Partnership or its assets, or any other report with respect to the Transaction.

         Cushman & Wakefield is a nationally recognized, independent and fully diversified real estate firm with extensive valuation experience. The General Partner elected to retain Cushman & Wakefield to render the Appraisals because of its valuation experience and because it has rendered appraisals using similar methodologies to affiliates of the General Partner since 1981 and to the Company regarding the appraised Travel Plazas since the inception of the Partnership. The General Partner and its affiliates have no contract, agreement or understanding with Cushman & Wakefield regarding any future engagement.

         The valuation in the Appraisals addressed the market value of the leased fee interest in the appraised Travel Plazas as a going concern. Cushman & Wakefield determined that the highest and best use of the appraised Travel Plazas is their continued use as travel plazas. The 1996 Appraisal concluded that the market value of the leased fee interest in the appraised Travel Plazas as of December 31, 1996, was $51,920,000. The 1997 Appraisal concluded that the market value of the leased fee interest in the appraised Travel Plazas as of December 31, 1997, was $52,138,000. The Appraisals did not render an opinion as to the value of other assets or liabilities of the Partnership.

         The Transaction is based upon the agreement in principle between the General Partner and Flying J reached in December 1997 that the purchase price for the Travel Plazas, after taking into account any sale of assets, would be the appraised value of the Travel Plazas as set forth in the 1996 Appraisal. This agreement was subject to the condition that the 1997 Appraisal for the Partnership would not vary by more than 5% from the 1996 Appraisal. The difference between the 1996 Appraisal and 1997 Appraisal was less than 1%. The agreement was further subject to the condition that the appraised value as of December 31, 1997 of the PIP Travel Plazas (which include the Travel Plazas of PIP II and PIP III) also did not vary by more than 5% from their December 31, 1996 appraisal value. The difference between December 31, 1996 and December 31, 1997 appraisals for the Travel Plazas did not vary by more than 5% with respect to the Partnership, PIP II and PIP III on a combined basis.

                                THE TRAVEL PLAZAS

         The Partnership, through its investment in the Company, acquired the Travel Plazas during 1987 and 1988 without borrowings by the Company or the Partnership. The Travel Plazas were acquired by the Company with the net proceeds received by the Partnership from the Offering. The Company proposes to sell the Travel Plazas in the Transaction.

         The Travel Plazas, divided into sections which serve both the commercial and non-commercial traveler, generally offer a multi-use, full-service operation including fuel facilities for the storage and sale of automotive and diesel fuels, a 24-hour restaurant, a convenience store, restroom facilities with private showers, and other amenities designed to meet the needs of the trucking industry and the traveling public in general. The following is a description of the Travel Plazas, including the percentage of the Partnership's total assets as of June 30, 1998, represented by such plaza.

         AMARILLO, TEXAS. (12.3% of total assets). The Amarillo Travel Plaza was a pre-existing Husky truck stop, renovated in 1989, and is located on a parcel consisting of 16.32 acres of land five miles west of the Interstate 27 and Interstate 40 interchange and four miles east of downtown Amarillo. It is leased to CFJ Properties.

         BUTTE, MONTANA. (4.7% of total assets). The Butte Travel Plaza was a pre-existing Husky truck stop, renovated in 1988, and is located on a parcel consisting of approximately 9.01 acres of land along the north side of Interstate 15 and Interstate 90. It is leased to Flying J.

         CHEYENNE, WYOMING. (10.8% of total assets). The Cheyenne Travel Plaza is a full-service travel plaza, built on a 15.2-acre parcel of land west of Interstate 25. Downtown Cheyenne is located three miles north of the site. This Travel Plaza is leased to CFJ Properties.

         CLIVE, IOWA. (15.6% of total assets). The Clive Travel Plaza is a full-service travel plaza, built on a parcel consisting of 26.6 acres of land, located at the southwest corner of Interstate 35 and Interstate 80. Clive, Iowa is located northwest of Des Moines. This Travel Plaza is leased to CFJ Properties.

         ELLENSBURG, WASHINGTON. (5.0% of total assets). The Ellensburg Travel Plaza was a pre-existing Husky truck stop, renovated in 1987, and is located on a parcel consisting of approximately 8.06 acres of land just south of Interstate 90 and one mile west of Interstate 82. It is leased to Broadway Truck Service, Inc., a franchisee of FJFI.

         ELOY, ARIZONA. (10.1% of total assets). The Eloy Travel Plaza is a full-service travel plaza, built on a 15-acre parcel of land, located three miles south of the I-8 and I-10 junction. Eloy, Arizona is located 60 miles south of Phoenix and 53 miles north of Tucson. This Travel Plaza is leased to CFJ Properties.

         EVANSTON, WYOMING. (5.9% of total assets). The Evanston Travel Plaza is located on a 5.42-acre parcel of land along the north side of Highway 30 and north of Interstate 80. Evanston is approximately two miles from the Utah border. This Travel Plaza is leased to Ottley Enterprises, Inc., a franchisee of FJFI.

         POST FALLS, IDAHO. (5.2% of total assets). The Post Falls Travel Plaza is a full-service travel plaza, built on a parcel consisting of approximately 8 acres of land, located at the northeast off-ramp of Interstate Highway 90. It is leased to CFJ Properties.

         THOUSAND PALMS, CALIFORNIA. (9.6% of total assets). The Thousand Palms Travel Plaza is a full-service travel plaza, built on a 5.01-acre parcel of land north of Interstate 10. Thousand Palms is situated midway between the Arizona/California border and Los Angeles. This Travel Plaza is leased to CFJ Properties.

         TRUXTON, MISSOURI. (10.4% of total assets). The Truxton Travel Plaza is a full-service travel plaza, built on a parcel of land of approximately 15 acres located south of the Interstate 70 and Highway B junction. Truxton, Missouri is located 55 miles northwest of St. Louis. This Travel Plaza is leased to CFJ Properties.

         Independent of the Partnership, the Initial Limited Partner has no interest in any real or personal property.

                                    INDUSTRY

         The travel plaza/truckstop industry is both highly competitive and highly fragmented. The Company's lessees are competing with, among others, National Auto/Truckstops, Petro and Pilot Corporation, as well as other national, regional and local truckstop operators, some of which may have substantially greater financial resources than the lessees. The Company's lessees also compete with other entities which provide hospitality goods and services to the trucking industry and traveling public in general. The major competitive factors include, among others, location, ease of access, brand identification, pricing, product and service selections, customer service, store appearance, cleanliness and safety. The Flying J Travel Plaza facilities owned by the Company offer a full-service operation, generally including fuel facilities, a restaurant, a convenience store and other amenities for use by the trucking industry and traveling public in general. Flying J reports that the Flying J travel plaza network consists of more than 100 facilities across the U.S. interstate highway system. The Travel Plaza sites have been selected based on traffic patterns and volumes, and access to interstate highways, among other criteria.

         According to the American Trucking Association, the trucking industry generated more than $345 billion in gross freight revenues, representing 82% of the nation's freight bill in 1996. This was up 4% from the prior year. Over 21 million commercial trucks registered in the United States consume approximately 41 billion gallons of fuel annually. The General Partner believes the trucking industry is sensitive to certain aspects of the general economic environment, such as retail sales; the level, direction and rate of change in inventories; international trade; vendor performance; the cost and availability of fuel; labor issues; and technology. The trucking industry is also affected by various government policies, including economic regulations; vehicle size and weight regulations; and health, safety and environmental protection regulations. In particular, the profitability of the businesses operated at the Travel Plazas are substantially dependent upon the margins available from the sale of fuel and availability of fuel supplies. These factors also may influence the competitive posture of one mode of transportation compared to others; however, the trucking industry has presented itself as an affordable and timely alternative to other methods of transportation such as air freight and rail, particularly for short hauls.

                    UNAUDITED PRO FORMA FINANCIAL INFORMATION

         Participating Income Properties 1986, L.P. (the "Partnership") was formed to invest as a co-general partner with Perimeter Center Management Company ("PCMC") in FFCA/PIP 1986 Property Company (the "Company"). The general partner of the Partnership is FFCA Management Company Limited Partnership (the "General Partner"), of which PCMC is a general partner. The Company was organized to purchase new and existing "Flying J Travel Plaza" facilities (the "Travel Plazas"), including land, buildings and equipment to be leased on a net basis to Flying J Inc. and certain franchises of Flying J Franchise Inc. The Partnership proposes to sell the Travel Plazas in a transaction with an unaffiliated buyer. The sale of the Travel Plazas will give rise to the liquidation of the Partnership in accordance with the Partnership Agreement. Dissolution of the Partnership is effective upon the closing of the Transaction, but the Partnership does not terminate until the remaining assets of the Partnership have been distributed as provided in the Partnership Agreement.

         Set forth below is unaudited historical and pro forma consolidated financial information for the Partnership and the Company as of June 30, 1998. The pro forma balance sheet information has been prepared assuming that the sale of the Travel Plazas and liquidation of the Partnership occurred on June 30, 1998, and includes estimates of transaction costs and other costs to be incurred in connection with liquidation of the Partnership. The pro forma financial information has been prepared assuming a $48,534,216 sale price based on the Purchase Agreements.

         The pro forma information is based on the historical consolidated financial information of the Partnership and should be read in conjunction with the historical consolidated financial statements and notes of the Partnership included in this Consent Solicitation Statement. In the opinion of management, all material adjustments necessary to reflect the effects of the transactions have been made.

         The pro forma information is unaudited and is not necessarily indicative of the results which actually would have occurred if the transaction had been consummated in the period presented, or on any particular date in the future, nor does it purport to represent the financial position for future periods.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                               AS OF JUNE 30, 1998

                                              Historical         Adjustments     Pro Forma
                                              ----------         -----------     ---------
ASSETS

Cash and cash equivalents                    $  2,354,699      $ 46,838,942(2)   $49,193,641

Receivables from lessees                          157,000          (157,000)(3)           --

Secured notes receivable                           84,729           (84,729)(3)           --

Deferred costs                                     13,146           (13,146)(4)           --

Property subject to operating leases           22,557,762       (22,557,762)(1)           --
                                             ------------      ------------      -----------

        Total assets                         $ 25,167,336      $ 24,026,305      $49,193,641
                                             ============      ============      ===========

LIABILITIES AND PARTNERS' CAPITAL

Distribution payable to limited partners     $  1,319,539      $ (1,319,539)(5)  $        --

Accounts payable and accrued liabilities           43,969           (43,969)(5)           --

Payable to general partner                        101,574          (101,574)(5)           --

Rental deposits                                   114,400          (114,400)(6)           --
                                             ------------      ------------      -----------

        Total liabilities                       1,579,482        (1,579,482)              --
                                             ------------      ------------      -----------

Minority interest                                 (15,112)           15,112(7)            --
                                             ------------      ------------      -----------

Partners' capital (deficit):
    General partner                              (160,949)        1,579,307(1)     1,418,358
    Limited partners                           23,763,915        24,011,368(1)    47,775,283
                                             ------------      ------------      -----------

        Total partners' capital                23,602,966        25,590,675       49,193,641
                                             ------------      ------------      -----------

        Total liabilities and
         partners' capital                   $ 25,167,336      $ 24,026,305      $49,193,641
                                             ============      ============      ===========

              The accompanying notes are an integral part of this
                 unaudited pro forma consolidated balance sheet.

             NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                                  JUNE 30, 1998

1) Pro forma Adjustments to Partners' Capital:

         The pro forma adjustments to Partners' Capital reflect the sale of the Travel Plazas, receipt of cash proceeds and recognition of related gain in accordance with the Partnership Agreement. The pro forma effect of the proposed sale of the Travel Plazas is calculated as follows:


Sale proceeds                                                     $48,534,216
Book value of Travel Plazas sold                                   22,557,762

Gross gain on sale of Travel Plazas                                25,976,454

Less:  Consent solicitation costs of the proposed sale
       of Travel Plazas                                              (110,663)

Less:  Allocation of gain to minority interest                        (25,865)
                                                                  -----------

         Net pro forma effect of sale on Partners' Capital        $25,839,926
                                                                  ===========

         The following is an analysis of the pro forma effect of the resulting partnership liquidation on Partners' Capital:

                                                       General     Limited
                                                       Partner     Partners       Total
                                                       -------     --------       -----
Net pro forma effect of sale on Partners' Capital    $1,700,775  $24,139,151  $25,839,926
Net pro forma effect of liquidation costs                (2,493)    (246,758)    (249,251)
Reallocation of Partners' Capital in accordance with
   liquidation provision of the Partnership Agreement  (118,975)     118,975           --
                                                      ---------  -----------  -----------
           Pro forma effect on Partners' capital     $1,579,307  $24,011,368  $25,590,675
                                                     ==========  ===========  ===========

         Included in the net pro forma effect on the General Partner's capital is a subordinated real estate disposition fee equal to $1,456,026 related to the sale of the Travel Plazas. The pro forma adjustment for liquidation costs reflects the estimated costs to be incurred to liquidate the Partnership, such as legal, accounting, insurance and other liquidation costs.

2) Pro forma Adjustments to Cash:

         The pro forma adjustments to cash reflect the following:

 Proceeds from sale of Travel Plazas                                $48,534,216
 Consent solicitation costs of the proposed sale of Travel Plazas      (110,663)
 Adjustment for consent solicitation costs paid as of June 30, 1998      13,146
 Collection of receivables/proceeds from secured notes                  241,729
 Payment of second quarter 1998 distribution to limited partners     (1,319,539)
 Payment of accounts payable and accrued liabilities                    (43,969)
 Assignment of rental deposits                                         (114,400)
 Net cash distribution to minority interest (PCMC)                      (10,504)
 Payment of payable to General Partner                                 (101,574)
 Payment of costs incurred to liquidate                                (249,500)
                                                                    -----------
          Net pro forma effect on cash                              $46,838,942
                                                                    ===========

3) Pro forma adjustments to receivables:

         Receivables from lessees are primarily due from the Buyer. As a result, these amounts will be collected from the Buyer or other lessees prior to liquidation of the Partnership. Secured notes receivable will be sold to the Buyer for an amount equal to the then-outstanding principal balance of the notes prior to liquidation of the Partnership.

4) Pro forma adjustment to deferred costs:

         The pro forma adjustment reflects the recognition of deferred consent solicitation costs incurred and paid as of June 30, 1998 related to the sale of the Travel Plazas.

5) Pro forma adjustments to certain liabilities:

         The pro forma adjustments reflect the payment of the regular quarterly cash distributions payable to the limited partners, the payment to the General Partner of its subordinated real estate disposition fee related to the Boise, Idaho travel plaza sale and the payment of sales tax and other payables to third party creditors.

6) Pro forma adjustments to rental deposits:

         This pro forma adjustment reflects the assignment of rental deposits to the Buyer upon sale of the related Travel Plazas.

7) Pro forma adjustment to minority interest:

         The pro forma adjustment reflects the net effect of the gain on the sale of the Travel Plazas allocated to the minority interest and the amount to be distributed to the minority interest in connection with the liquidation.

                             SELECTED FINANCIAL DATA

         The selected financial information set forth below has been derived from the Partnership's financial statements included herein and published financial statements of the Partnership previously filed with the SEC and not appearing herein. The Partnership's financial statements for each of the years ended December 31, 1997, 1996 and 1995 have been audited by Arthur Andersen LLP, independent public accountants. The unaudited financial data for the six months ended June 30, 1998 and 1997, include all adjustments that the General Partner considers necessary for a fair presentation of the financial position and the results of operations for those periods. The selected financial data set forth below do not purport to be complete and should be read in conjunction with "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and the Partnership's financial statements and the notes thereto included elsewhere in this Consent Solicitation Statement.

                        Six Months Ended
                            June 30,                          Year Ended December 31,
                          (unaudited)                         -----------------------
                          -----------

                      1998          1997          1997          1996          1995          1994          1993
                      ----          ----          ----          ----          ----          ----          ----
Revenues          $ 4,785,616   $ 3,091,238   $ 6,297,173   $ 6,289,831   $ 6,563,996   $ 7,179,846   $ 6,397,242

Net Income          3,716,019     2,071,939     4,239,903     4,013,518     3,944,780     4,375,249     3,606,158

Net Income Per
Unit                    71.18         39.69         81.21         76.87         75.56         83.80         69.07

Total Assets       25,167,336    28,150,153    27,480,329    28,759,012    32,378,912    34,094,240    36,048,390

Distributions of
Cash From
Operations
to Investors        2,663,739     2,702,251     5,499,084     5,440,957     5,592,710     5,674,532     5,546,729

Distributions of
Cash From
Operations
Per Unit                51.54         52.28        106.39        105.27        108.20        109.79        107.31

Return of  Capital
to Investors        3,385,784            --            --            --     2,050,000            --            --

Return of  Capital
Per Unit                65.51            --            --            --         39.66            --            --

         The 1994 results of operations include gains totaling $653,477 on the sale of the motel portion of the Boise, Idaho travel plaza and the sale of approximately one-half acre of land at this travel plaza to the State of Idaho Transportation Department. At December 31, 1995, the Partnership declared a return of capital of $2,050,000 ($39.66 per unit) related to the 1994 sale of the Boise, Idaho lodging premises, which was distributed in January 1996. The remaining assets of the Boise, Idaho travel plaza were sold in February 1998 and the June 30, 1998 results of operations include a gain of $1,725,741 related to this sale. The Partnership declared a return of capital of $3,385,784 ($66.51 per Unit) which was distributed in April 1988. Due to the sale of the remaining assets of the Boise, Idaho travel plaza in February 1998, rental revenues in 1998 are expected to be lower than in 1997.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES

         The Partnership received $51,687,000 in gross proceeds from its public offering of the Units. After deducting organizational and offering expenses, including sales commissions, the Partnership, through the Company, invested the net offering proceeds of $45,613,778 in 11 travel plazas. The rental payments from lessees of the properties are the Partnership's primary source of income.

         In February 1998, the Partnership sold the Boise, Idaho travel plaza to CFJ Properties for a cash sales price of $3,385,784. The proceeds from the Boise, Idaho travel plaza sale amounted to $65.50 per limited partnership unit and were distributed to the limited partners in April 1998 as a partial return of their adjusted capital contribution. The Partnership accrued a subordinated real estate disposition fee equal to three percent of the selling price of the Boise, Idaho travel plaza (amounting to $101,574) payable to the General Partner. The Partnership also declared cash distributions from operations to Investors of $1,319,034 and $1,344,705 for the quarters ended June 30, 1998 and March 31, 1998, respectively.

         As of June 30, 1998, the Partnership had cash and marketable securities with a maturity of three months or less generally collateralized by United States government obligations aggregating $2,354,699 of which $1,319,052 was paid out to the Investors in July 1998 as their distribution from operations for the second quarter of 1998. The remaining cash will be held by the Partnership for reserves. The Partnership uses the rental revenues from the Company's properties to meet its cash needs and those of the Company, and it is anticipated that such revenues will be sufficient to meet all of the Partnership's expenses and provide cash for distribution to the Investors.

         The Partnership pays an affiliate of the General Partner for the maintenance of the books and records of the Partnership and for computer, investor and legal services performed for the Partnership. During 1997, the affiliate of the General Partner completed the design of a new accounting information system that was begun in 1996 and was successfully implemented on January 1, 1998. The new system is "Year 2000" compliant, which means that the system will be able to handle any dates that refer to the 21st century. By the end of 1998, all of the affiliate's significant information systems that would impact the Partnership will be "Year 2000" compliant. If the Transaction occurs, all of the Partnership's assets will be sold, which will result in the dissolution of the Partnership and the liquidation of the remaining Partnership assets, net of liabilities. Under these circumstances, the "Year 2000" issue is not anticipated to have any effect on the Partnership.

         The General Partner knows of no other trends, demands, commitments, events or uncertainties that will result in or that are reasonably likely to result in the Partnership's liquidity increasing or decreasing in any material way.

         The Initial Limited Partner serves as the owner of record of the Limited Partnership Interests in the Partnership, the rights and benefits of which are assigned by the Initial Limited

Partner to the Investors. The Initial Limited Partner has no other business activity and has no capital resources.

RESULTS OF OPERATIONS

         The Partnership, through the Company, began acquiring travel plaza properties using the net proceeds of the Offering in 1987 and continued to purchase properties until becoming fully invested in September 1988. The Company received or accrued 100% of the lease payments due it from its lessees during the six months ended June 30, 1998 and 1997 and during the years ended December 31, 1997, 1996 and 1995.

         SIX MONTHS ENDED JUNE 30, 1998 COMPARED TO THE SIX MONTHS ENDED JUNE 30, 1997. Total revenues during the six months ended June 30, 1998 increased $1,694,378 primarily due to the gain of $1,725,741 on the sale of the Boise, Idaho travel plaza. Proceeds from the sale generated a higher average cash balance during the six months ended June 30, 1998, which resulted in an increase in interest and other income of $27,808 over the comparable period in 1997.
During the quarter ended June 30, 1998, base rental revenue from the travel plaza leases decreased to $994,100 from $1,072,248 in the prior period due to the impact of the February 1998 sale of the Boise, Idaho travel plaza. The Partnership received or accrued percentage rent payments of $485,184 for the June 1998 quarter representing an increase over percentage rent payments of $478,870 for the comparable period of the prior year. On June 1, 1996, CFJ Properties (a lessee of the Partnership's Travel Plazas) terminated its relationship with a large third party billing company for the trucking industry. The billing company requested changes to its contract that were unacceptable to CFJ Properties' management due to the significant long-term ramifications of the proposed change on CFJ Properties' future business. The termination of this relationship resulted in reduced volume and margins, which contributed to low revenues from percentage rent payments in the quarter ended June 30, 1997 as compared to the quarter ended June 30, 1998. Participating rentals for the corresponding year-to-date periods were similarly affected, although to a greater extent. For the quarter ended June 30, 1998, total expenses decreased by $30,427 due to a decrease in depreciation expense related to the sale of travel plaza property. Year-to-date total expenses increased by $48,526 primarily due to the accrual of the general partner's subordinated disposition fee described above, offset by a decrease in depreciation expense related to the sale of travel plaza property.

         FISCAL YEAR ENDED DECEMBER 31, 1997 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1996. The Partnership's total revenues increased to $6,297,173 for the year ended December 31, 1997, from $6,289,831 for the year ended December 31, 1996. The overall increase in revenues is due to an increase in percentage rent payments. Revenues from percentage rent payments increased to $1,897,489 in 1997 from $1,818,632 in 1996 due to higher Travel Plaza sales volumes. In June, 1996, a credit card issuer to Flying J Travel Plaza customers terminated its relationship with the Travel Plazas. This resulted in reduced volume and margins, which contributed to lower revenues from percentage rent payments in 1996 as compared to 1997. Partially offsetting the increase in percentage rent payments was a decrease in rental revenues due to a partial land sale in the first quarter of 1996, which resulted in a monthly reduction of $2,128 in rental revenue.

         Total Partnership expenses for 1997 were $2,052,340, representing a decrease of approximately 10% from $2,271,611 in 1996, primarily resulting from a decrease in depreciation expense of $243,800 related to the sale of Travel Plaza equipment in 1996. Net income for 1997 was $4,239,903 as compared to $4,013,518 for 1996, representing an increase of approximately 6%.

         FISCAL YEAR ENDED DECEMBER 31, 1996 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1995. The Partnership's total revenues decreased to $6,289,831 for the year ended December 31, 1996, from $6,563,996 for the year ended December 31, 1995. Of this decrease, $81,328 was attributable to lower gains on the sale of property in 1996 and $97,407 was attributable to lower interest income resulting from a lower average cash balance invested since the proceeds from the sale of the Boise travel plaza lodging facility (which were invested in temporary investment securities in 1995) were returned to the limited partners in January 1996. In addition, revenues from percentage rent payments decreased $76,279 due to decreased overall Travel Plaza sales. In June 1996, a credit card issuer to Flying J Travel Plaza customers terminated its relationship with the Travel Plazas. As a result, volumes and margins at many Flying J Travel Plaza locations decreased during the latter part of 1996. Also contributing to the decrease was a decrease in rental revenue of $19,151 relating to a partial land sale in the first quarter of 1996 which resulted in a monthly reduction of $2,128 in rental revenue.

         Total Partnership expenses for 1996 were $2,271,611, representing a decrease of approximately 13.1% from $2,614,608 in 1995, primarily resulting from a decrease in depreciation expense of $303,569 related to the sale of Travel Plaza equipment in 1996 and 1995. Also contributing to the decrease in total expenses is a general decrease in operating expenses of approximately $24,000. Net income for 1996 was $4,013,518 as compared to $3,944,780 for 1995, representing a difference of less than 2%.

INFLATION

         Inflation may cause an increase in each Travel Plaza's gross revenues due to price increases. This may cause an increase in rental income because a portion of the lessees' lease payments are computed as a percentage of the lessees' gross revenues. Thus, as gross sales increase the lease payments will also increase. Inflation may also tend to increase the rate of capital appreciation of the Company's properties over a period of time as gross rental income from the properties continues to increase. Inflation may, however, have an adverse impact on the profitability of the lessees because of increases in operating expenses. Inflation has no impact on the Initial Limited Partner's activities.
                          GENERAL PARTNER COMPENSATION

         Pursuant to provisions of the Partnership Agreement, the officers and directors of the General Partner serve in such capacities without remuneration from the Partnership. The General Partner is entitled to be reimbursed for certain expenses as permitted under the Partnership Agreement.

         As a general partner of the Partnership, the General Partner is entitled to one percent of all profits, gains, losses, deductions and credits for federal income tax purposes and one percent of all cash flow of the Partnership. The General Partner is also entitled to a subordinated real estate disposition fee under certain circumstances. If the Partnership had been liquidated as of June 30, 1998, the General Partner would have been entitled to receive $1,519,932 in accordance with the Partnership Agreement. See "UNAUDITED PRO FORMA FINANCIAL INFORMATION."

         The Initial Limited Partner serves as assignor and initial limited partner without compensation from the Partnership. It is not entitled to any share of the profits, losses or cash distributions of the Partnership. The director and officers of the Initial Limited Partner serve without compensation from the Initial Limited Partner or the Partnership.

              MARKET FOR UNITS AND RELATED SECURITY HOLDER MATTERS

SECONDARY MARKET INFORMATION

         The Units are not listed on any national or regional securities exchange or quoted in the over the counter market. There is no established public trading market for the Units, and it is unlikely that an established public market for the Units will develop. Secondary sales activity for the Units has been limited and sporadic. The General Partner monitors transfers of the Units (i) because the admission of the transferee as a substitute investor requires the consent of the General Partner under the Partnership Agreement, and
(ii) in order to track compliance with safe harbor provisions to avoid treatment of the Partnership as a "publicly traded partnership" for federal income tax purposes.

         Set forth in the table that follows is certain information regarding sale transactions in the Units. Such information was obtained from Gemisys Transfer Agents. The transactions reflected in the tables below represent only some of the sale transactions in the Units. There have been other secondary sale transactions in the Units, although specific information regarding such transactions is not readily available to the General Partner. Because the information regarding sale transactions in the Units included in the tables below is provided without verification by the General Partner and because the information provided does not reflect sufficient activity to cause the prices shown to be representative of the value of the Units, such information should not be relied upon as indicative of the ability of Investors to sell their Units in secondary sale transactions or as to the prices at which such Units may be sold.

         While the General Partner receives some information regarding the prices of secondary sales transactions of the Units, the General Partner does not receive or maintain comprehensive information regarding all activities of all broker/dealers and others known to facilitate secondary sales of the Units. The General Partner estimates, based solely on the transfer records of the Partnership, that the number of Units transferred in sale transactions was as follows:

Effective Transfer
   Date as of        # Sales       Highs          Lows           Averages
   ----------        -------       -----          ----           --------

April 1, 1997            70         $825           $750             $785
July 1, 1997             17         $885           $750             $775
October 1, 1997          19         $926           $750             $825
January 1, 1998          25         $921           $750             $780
April 1, 1998            5          $935           $750             $790
July 1, 1998             14         $895           $685             $820

THIRD PARTY TENDER OFFERS

         Investors in the Partnership have recently received unsolicited offers to purchase their Units from third parties not affiliated with the General Partner. Since January 1, 1997, these offers have ranged from $700 to $800 and were at prices which the General Partner believes do not reflect the fair value of the Units.

UNITHOLDERS

         There were 4,091 record holders of the Units as of the Record Date. As of such date, no person or group was known by the Partnership to own directly or beneficially 5% or more of the outstanding Units of the Partnership. Neither the General Partner nor its general partners owned Units as of the Record Date, nor did any of the directors or officers of PCMC, the General Partner's corporate general partner. PCMC is owned by Mr. Morton Fleischer.

         The Initial Limited Partner has an interest in the Partnership as a limited partner and it serves as the owner of record of all of the Limited Partnership Interests, the rights and benefits of which have been assigned by the Initial Limited Partner to the Investors. However, the Initial Limited Partner has no right to vote its interest on any matter and it must vote the assigned interests as directed by the Investors. The Initial Limited Partner is a wholly owned subsidiary of PCMC.

DISTRIBUTIONS

         For the two most  recent  fiscal  years and the interim  periods  ended
March  31,  and  June  30,  1998,  the  Partnership   made  the  following  cash
distributions to the Investors:

                                      1998

                                       Per Unit
                                     Distribution                  Total
                              ----------------------    ------------------------
  Date of        Number       Cash from                  Cash from
Distribution    of Units      Operations     Capital    Operations      Capital
------------    --------      ----------     -------    ----------      -------

June 30           51,687         $25.52        --       $1,319,052        --
March 31          51,687          26.02       $65.50    $1,344,896    $3,385,499


                                     1997

                                      Per Unit
                                   Distribution                    Total
                              ----------------------    ------------------------
  Date of        Number       Cash from                   Cash from
Distribution    of Units      Operations     Capital     Operations      Capital
------------    --------      ----------     -------     ----------      -------

December 31       51,687         $26.43        --        $1,366,087        --
September 30      51,687          27.68        --         1,430,696        --
June 30           51,687          26.81        --         1,385,728        --
March 31          51,687          25.47        --         1,316,468        --


                                     1996

                                      Per Unit
                                   Distribution                     Total
                              ----------------------    ------------------------
  Date of        Number       Cash from                   Cash from
Distribution    of Units      Operations     Capital     Operations      Capital
------------    --------      ----------     -------     ----------      -------

December 31       51,687         $25.56        --        $1,321,120        --
September 30      51,687          26.92        --         1,391,414        --
June 30           51,687          26.30        --         1,359,368        --
March 31          51,687          26.49        --         1,369,189        --


         Cash from operations, defined as disbursable cash in the Partnership Agreement, is distributed to the Investors. Any variations in the amount of distributions from quarter to quarter are due to fluctuations in net cash provided by operating activities. Cash proceeds from the sale of property, when distributed, represent a partial return of the limited partners' initial $1,000 per Unit capital contribution. The Adjusted Capital Contribution of an Investor is generally the Investor's initial capital contribution reduced by the cash distributions to the Investors of proceeds from the sale of Partnership properties and reduced by any other cash distributions other than from operations. The Adjusted Capital Contribution per Unit of the Investors, as defined in the Partnership Agreement, was $895 as of June 30, 1998. On December 31, 1995, the Partnership declared a return of capital of $2,050,000 related to the 1994 sale of the Boise, Idaho lodging premises and equipment, which was distributed in January 1996. On March 31, 1998, the Partnership declared a return of capital of $3,385,784 related to the February 1998 sale of the Boise, Idaho travel plaza, which was distributed in April 1998.

         Any differences in the amounts of distributions set forth in the above tables from the information contained above in "SELECTED FINANCIAL DATA" are due to rounding the amount of distributions payable per Unit down to the nearest whole cent and carrying any fractional cents forward from one period to the next.
                               CONSENT PROCEDURES

         Pursuant to the Partnership Agreement, only Investors are entitled to consent to matters under the Partnership Agreement. The General Partner is not entitled to vote. The Initial Limited Partner is the holder of all of the Limited Partnership Interests in the Partnership. On the Record Date there were, and on the Consent Date there will be, 51,687 Units representing interests in the Limited Partnership Interests held by Investors.

         Each Limited Partnership Interest is entitled to one vote on the Consent Date. Pursuant to Sections 7.3 and 11.1 of the Partnership Agreement, each Investor will be entitled to direct the Initial Limited Partner to vote on the Consent Date (and the Initial Limited Partner is required to vote in accordance with the Investor's direction) the number of Units held by the Investor. A REFERENCE IN THIS CONSENT SOLICITATION STATEMENT TO A CONSENT OR VOTE WITH RESPECT TO UNITS SHALL REFER TO SUCH DIRECTIONS GIVEN TO THE INITIAL LIMITED PARTNER BY THE INVESTORS OF THE UNITS BY A PROPERLY EXECUTED CONSENT CARD OR SUBSEQUENT REVISION THEREOF. The Initial Limited Partner has no right to vote its interest in the Partnership.

         Each Investor reflected on the books and records of the Partnership and the Initial Limited Partner at the close of business on the Record Date will be entitled to vote its Units regarding the proposal submitted for approval. If an Investor validly transfers one or more Units after returning its Consent Card, the new Investor may revoke or revise, before the Consent Date, the transferor Investor's Consent Card with respect to the transferred Units under the procedures described herein for revoking or revising a Consent Card.

         The General Partner and its affiliates do not hold, and will not hold as of the Consent Date, any Units. None of the officers and directors of PCMC, which is the corporate general partner of the General Partner, hold, or will hold as of the Consent Date, any Units.

         An affirmative vote of a majority of Limited Partnership Interests, and thus an affirmative vote of a majority of Units, is required for approval of the proposal being submitted for a vote. Abstentions are counted in tabulations of the proposal but are not deemed to be affirmative votes. Directions provided to the Initial Limited Partner by the consent procedures described herein will be tabulated by an automated system administered by D.F. King & Co., Inc.

         This consent solicitation is being made by mail on behalf of the General Partner, but may also be made without additional remuneration by officers or employees of the General Partner by telephone, telegraph, facsimile transmission or personal interview. The expense of the preparation, printing and mailing of this Consent Solicitation Statement and the enclosed Consent Card and Notice of Consent Solicitation, and any additional material relating to the proposal to be consented to on the Consent Date which may be furnished to Investors by the General Partner subsequent to the furnishing of this Consent Solicitation Statement, has been or will be borne by the Partnership as permitted by the Partnership Agreement. The Partnership will reimburse banks and brokers who hold Units in their name or custody, or in the name of nominees for others, for their out-of-pocket expenses incurred in forwarding copies of the consent materials to those persons for whom they hold such Units. Supplementary solicitations may be made by mail, telephone or interview by officers of the Partnership or selected securities dealers. It is anticipated that the cost of such supplementary solicitations, if any, will not be material. In addition, the Partnership has retained D.F. King & Co. to solicit consents from Investors by mail, in person and by telephone. The Partnership will pay D.F. King & Co. a fee for its services, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with the consent solicitation, which are estimated to be approximately $35,000.

                        FEDERAL INCOME TAX CONSIDERATIONS

         Kutak Rock, counsel for the General Partner ("Counsel"), has rendered an opinion regarding the material federal income tax consequences associated with the sale of the Travel Plazas, which are summarized in this section and which may affect Investors who are individuals and citizens or residents of the United States. The following discussion further briefly summarizes such issues which may affect certain Investors which are tax-exempt persons. This summary was prepared by Counsel and is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated or proposed thereunder (the "Regulations") and published rulings and court decisions, all of which are subject to changes which could adversely affect the Investors. Each Investor should consult his own tax advisor as to the specific consequences of the proposed Transaction, and the transactions related thereto, that may apply to such Investor. No ruling from the Internal Revenue Service ("IRS") or from any other taxing authority will be sought or obtained as to any of the following tax issues, and neither the IRS nor the courts are bound by the discussion set forth below.

OPINIONS OF COUNSEL

         Counsel has rendered its opinion to the Partnership concerning the material federal income tax consequences relating to the Transaction and the related transactions. Subject to the limitations and qualifications described below, Counsel has opined that as of the date hereof, the Partnership will be characterized as a partnership rather than as an association taxable as a corporation for federal income tax purposes and that the Transaction, if consummated, will be a taxable transaction in which gain or loss is recognized in full. Such opinions are based in part upon certain representations of the General Partner. In addition, Counsel has rendered its opinion to the effect that this discussion, which represents the material federal income tax consequences associated with the Transaction, and which may affect Investors who are individuals and citizens or residents of the United States, is correct to the extent such discussion describes provisions of the Code or interpretations thereof.

FEDERAL INCOME TAX CHARACTERIZATION OF THE PARTNERSHIP

         Under Section 7701 of the Code and the Regulations promulgated thereunder, certain eligible entities are entitled to elect to be treated as a partnership or as a corporation for federal income tax purposes. Among the types of entities which are not eligible to elect to be treated as a partnership are publicly traded partnerships, as described in Section 7704 of the Code.

         For this purpose, a partnership will be considered publicly traded if its interests are traded on an established securities market or are readily tradeable on a secondary market or the substantial equivalent thereof.

         Counsel has delivered its opinion to the Partnership to the effect that as of the date hereof the Partnership is characterized as a partnership for federal income tax purposes. Such opinion is based in part upon a number of representations by the General Partner, including a representation concerning the number of Units in the Partnership which were traded in each year. If the IRS were to successfully challenge the federal income tax characterization of the Partnership, gain or loss recognized as a result of the Transaction would be taken into account by the Partnership rather than the Investors and, in addition, distributions of the proceeds thereof likely would be taxable to the Investors as dividends.

TAX CONSEQUENCES OF THE TRANSACTION

         In connection with the Transaction, the assets of the Company will be transferred to the Buyer in return for cash. The Partnership then will immediately liquidate and distribute its share of such cash to the Investors. Each Investor will be required to recognize a share of the income or loss of the Partnership for its final taxable year, subject to the limits described below, including gain or loss recognized as a result of the Transaction. Each Investor will receive a final Schedule K-1 from the Partnership as soon as practical after the liquidation of the Partnership. As described above, the Transaction will constitute a taxable transaction in which gain or loss will be recognized in full.

         The amount of gain or loss recognized by the Partnership will equal its share of the difference between (i) the sum of the amount of cash received as a result of the Transaction and the amount of any liabilities assumed by the Buyer, and (ii) the adjusted tax basis of its assets including the Travel Plazas. The amount of gain or loss recognized by the Partnership as a result of the Transaction will be allocated among its partners in accordance with the terms of the Partnership Agreement. Each Investor will take into account his share of such gain or loss regardless of whether he voted in favor of the Transaction.

         Under the provisions of Section 1060 of the Code, in the event of a sale of assets which constitute a trade or business, for purposes of calculating gain or loss, the seller will be required to segregate its assets into certain classes. The consideration to be received for such assets will be allocated among the classes and among assets of a particular class in accordance with their respective fair market values. The General Partner believes that the allocation to be used by the Partnership in connection with the Transaction represents the fair market values of its assets. If the IRS were to successfully challenge such allocation, the amount of ordinary income to be recognized by the Partnership could be increased.

         The Partnership has not made an election under Section 754 of the Code. This election, if made, would permit the Partnership to adjust the basis of its assets to reflect the price paid by a purchaser of Units. Because this election has not been made, the amount of gain or loss recognized by the Partnership as a result of the Transaction will be determined solely by reference to the tax basis of the assets and not by the purchase price paid by any Investor for his Units. The allocation by the Partnership of each Investor's gain or loss in connection with the Transaction will be determined by reference to the basis of the Partnership in its underlying assets rather than by reference to the basis of an Investor's Units. However, as described in greater detail below, the amount of gain actually recognized by an Investor as a result of the liquidation of the Partnership will be determined in part by reference to the tax basis of his Units.

         Except as with respect to recapture income described below, gains or losses recognized as a result of the Transaction will be treated as realized from the sale of assets used in a trade or business within the meaning of
Section 1231 of the Code. Each Investor will be required to net his gain or loss from the Transaction with gains or losses of Section 1231 assets from other sources. If the result of such netting is a loss, such loss will be treated as an ordinary loss. Conversely, if the result of such netting is a gain, such gain will be treated as a capital gain. In certain cases, Section 1231 gain, which otherwise would be treated as capital gain, will be recharacterized as ordinary income to the extent of losses from Section 1231 assets recognized during any of the five preceding years. Each Investor should consult his own tax advisor concerning the application of the provisions of Section 1231 of the Code. All or a portion of any gain attributable to personal property recognized by the Partnership as a result of the Transaction will be characterized as ordinary income. Gain recognized as a result of the Transaction will be treated as passive income under the provisions of Section 469 of the Code.

         As a general matter, each Investor will aggregate his share of Section 1231 gain derived from the Transaction with Section 1231 gain or loss from other sources. Any net gain will be taxed at the rates applicable to capital gains, which currently is 20%. However, a portion of the gain to be recognized as a result of the sale of the real property equal to the Partnership's depreciation deductions with respect thereto will be subject to tax at a rate of 25%. The General Partner expects that gain to be recognized as a result of the sale of the personal property will be characterized as ordinary income.

         The Transaction will not result in the recognition of material unrelated business taxable income ("UBTI") by any tax-exempt Investor which does not hold Units in the Partnership either as a "dealer" or as debt-financed property within the meaning of Section 514, and is not an organization described in Code Section 501(c)(7) (social clubs), 501(c)(9) (voluntary employees' beneficiary associations), 501(c)(17) (supplemental unemployment benefit trusts) or 501(c)(20) (qualified group legal services plans). The four classes of exempt organizations noted in the previous sentence may recognize gain or loss on the Transaction.

         Upon consummation of the Transaction, the General Partner intends to liquidate the Partnership and distribute the net proceeds to its Investors. The taxable year of the Partnership will end at such time and each Investor in the Partnership must report, in his taxable year that includes the Transaction, his share of all income, gain, loss, deduction and credit for such Partnership through the date of the Transaction (including gain or loss resulting from the Transaction as described above). Each Investor whose taxable year is not a calendar year could be required to take into income in a single taxable year his share of income of the Partnership attributable to more than one of its taxable years.

         The Partnership's share of the net proceeds of the Transaction will be distributed among the Investors and the General Partner in a manner which will be on a pro rata basis based on their respective capital account balances adjusted to reflect the gain or loss recognized as a result of the Transaction. The Investors will be required to recognize gain as a result of the distribution of cash in liquidation of the Partnership only to the extent such distribution exceeds the basis of their Units. If the amount of cash distributed in liquidation of the Partnership is less than the basis of an Investor in his Units, such Investor will be permitted to recognize a loss to the extent of such excess.

         The sale of the Travel Plazas will constitute a taxable transaction for federal income tax purposes. The General Partner expects that a taxable gain of approximately $379 per Unit will result from the sale of the Travel Plazas, a majority of which will be Section 1231 or capital gain. This gain is principally the result of depreciation deductions, the benefit of which was received by the Investors during the life of the Partnership. In the case of Units assigned during the year in which the Transaction occurs, gain will be allocated among the transferor and transferee thereof based on the number of days of the year each held such interest. Each Investor will be required to take into account a share of the gain recognized as a result of the sale of the Travel Plazas whether or not such Investor voted in favor of the Transaction. Each Investor will receive a final Schedule K-1 from the Partnership reflecting this taxable gain.
         In addition, as a result of the subsequent liquidation of the Partnership, the General Partner expects that each Investor who acquired his Units in the initial offerings thereof will recognize a capital loss of approximately $112 per Unit. Investors who purchased their Units after the initial offerings may have a tax basis in their Units different from that of Investors who acquired their Units in the initial offerings. As a result, such Investors may recognize a different amount of loss from liquidation of the Partnership than Investors who purchased Units in the initial offerings. If the sale of the Travel Plazas and the subsequent liquidation of the Partnership happen in the same taxable year, the loss from liquidation would partially offset the gain from the sale of the Travel Plazas described above.

TAXATION OF TAX-EXEMPT INVESTORS

         As a  general  matter,  persons  who are  exempt  from  tax  under  the provisions of Section 501 of the Code will be entitled to exclude from the calculation of UBTI any capital gains, unless the properties to which the gains are attributable are subject to acquisition indebtedness. Acquisition indebtedness includes debt incurred to purchase or improve property and certain debt incurred either before or after the acquisition or improvement of such property. The Travel Plazas are not subject to acquisition indebtedness. Any gain recharacterized as ordinary income under the provisions of Section 1245 of the Code will be required to be included in the calculation of UBTI by Investors who are tax-exempt persons. The General Partner anticipates that the Transaction will not generate a material amount of UBTI for tax-exempt Investors. Each Investor who is a tax-exempt person should consult his own tax advisor concerning the recognition of UBTI as a result of the Transaction.

STATE TAX CONSEQUENCES AND WITHHOLDING

         The Partnership may be subject to state or local taxation in various state or local jurisdictions, including those in which it transacts business. The state and local tax treatment of the Partnership and its partners may not conform to the federal income tax consequences discussed above. Consequently, Investors should consult their own tax advisors regarding the effect of state and local tax laws on the Transaction.

                        ANNUAL REPORT AND OTHER DOCUMENTS

         The Partnership will, upon written request and without charge (excluding exhibits thereto), provide by first-class mail within three business days of receipt of such request to any person solicited hereunder a copy of the Partnership Agreement, the Appraisals, the tax opinion of Counsel and the Partnership's Annual Report on Form 10-K for the year ended December 31, 1997, and Quarterly Reports on Form 10-Q for the periods ended March 31, 1998 and June 30, 1998, as filed with the Securities and Exchange Commission. Requests should be addressed to FFCA Management Company Limited Partnership, Investors Services, at 17207 North Perimeter Drive, Scottsdale, Arizona 85255.

                                  OTHER MATTERS

         No other business is to be presented for consideration on the Consent Date, other than that specified in the Notice of Consent Solicitation.

                       NOTICE TO BANKS, BROKER-DEALERS AND
                       VOTING TRUSTEES AND THEIR NOMINEES

         Please advise the Partnership whether other persons are the beneficial owners of the Units for which Consents are being solicited from you, and, if so, the number of copies of this Consent Solicitation Statement and other soliciting materials you wish to receive in order to supply copies to the beneficial owners of the Units.

         IT IS IMPORTANT THAT CONSENTS BE RETURNED PROMPTLY. INVESTORS ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED FORM OF CONSENT AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE. BY RETURNING YOUR CONSENT PROMPTLY YOU CAN HELP THE PARTNERSHIP AVOID THE EXPENSE OF FOLLOW-UP MAILINGS. AN INVESTOR MAY REVOKE OR REVISE A PRIOR CONSENT AND DIRECT THE INITIAL LIMITED PARTNER TO VOTE LIMITED PARTNERSHIP INTERESTS CORRESPONDING TO THE NUMBER OF THE INVESTOR'S UNITS AS SET FORTH IN THIS CONSENT SOLICITATION STATEMENT.

                                         FFCA MANAGEMENT COMPANY
                                         LIMITED PARTNERSHIP


                                         By: /s/ Morton H. Fleischer
                                            ------------------------------------
                                            Morton H. Fleischer, General Partner


Scottsdale, Arizona
Dated:  September 11, 1998

                   INDEX TO FINANCIAL STATEMENTS AND SCHEDULES

                                                                           Page
                                                                           ----

Report of Independent Public Accountants....................................F-2

Financial Statements

    Consolidated Balance Sheets-December 31, 1997 and 1996..................F-3

    Consolidated Statements of Income for the Years ended December 31,
    1997, 1996 and 1995.....................................................F-4

    Consolidated Statements of Changes in Partners' Capital for the Years
    ended December 31, 1997, 1996 and 1995..................................F-5

    Consolidated Statements of Cash Flows for the Years ended December 31,
    1997, 1996 and 1995.....................................................F-6

    Notes to Consolidated Financial Statements..............................F-7

    Schedule III-Schedule of Real Estate and Accumulated Depreciation as
    of December 31, 1997....................................................F-12

    Report of Independent Public Accountants to FFCA Investor Services
    Corporation 86-B........................................................F-14

    Balance Sheet-December 31, 1997 for FFCA Investor Services
    Corporation 86-B........................................................F-15

    Notes to Balance Sheet..................................................F-16

Unaudited Financial Statements

    Consolidated Balance Sheets-June 30, 1998 and December 31, 1997.........F-17


    Consolidated Statements of Income for the Three and Six Months ended
    June 30, 1998 and 1997..................................................F-18

    Consolidated Statement of Changes in Partners' Capital for the Six
    Months ended June 30, 1998..............................................F-19

    Consolidated Statements of Cash Flows for the Six Months ended
    June 30, 1998 and 1997..................................................F-20

    Notes to Consolidated Financial Statements..............................F-21

    Balance Sheet - June 30, 1998 for FFCA Investor Services
    Corporation 86-B........................................................F-22

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Participating Income Properties 1986, L.P.:


We have audited the accompanying consolidated balance sheets of PARTICIPATING INCOME PROPERTIES 1986, L.P. (a Delaware limited partnership) and affiliate as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in partners' capital and cash flows for each of the three years in the period ended December 31, 1997. These financial statements and the schedule referred to below are the responsibility of the partnership's general partner. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Participating Income Properties 1986, L.P. and affiliate as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule of Real Estate and Accumulated Depreciation is presented for purposes of complying with the Securities and Exchange Commission's rules and is not a required part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, fairly states in all material respects in relation to the basic financial statements taken as a whole.


ARTHUR ANDERSEN LLP


Phoenix, Arizona,
    January 6, 1998 (except with respect to the matter discussed in Note 6, as to which the date is February 3, 1998).

            PARTICIPATING INCOME PROPERTIES 1986, L.P. AND AFFILIATE

            CONSOLIDATED BALANCE SHEETS - DECEMBER 31, 1997 AND 1996

                                                     1997            1996
                                                     ----            ----
                                     ASSETS

CASH AND CASH EQUIVALENTS                        $  2,402,680    $  2,346,371

RECEIVABLES FROM LESSEES                              161,608         149,803

SECURED NOTES RECEIVABLE                              100,569         131,323

PROPERTY SUBJECT TO
OPERATING LEASES (Note 3)                          24,815,472      26,131,515
                                                 ------------    ------------

        Total assets                             $ 27,480,329    $ 28,759,012
                                                 ============    ============


                       LIABILITIES AND PARTNERS' CAPITAL

DISTRIBUTION PAYABLE TO LIMITED PARTNERS         $  1,366,497    $  1,321,426

PAYABLE TO GENERAL PARTNER                                 --          10,304

ACCOUNTS PAYABLE AND ACCRUED LIABILITIES               52,297          49,704

RENTAL DEPOSITS                                       114,400         114,400
                                                 ------------    ------------
        Total liabilities                           1,533,194       1,495,834
                                                 ------------    ------------
MINORITY INTEREST (Note 1)                            (16,239)        (14,923)
                                                 ------------    ------------
PARTNERS' CAPITAL (DEFICIT):
   General partner                                   (171,205)       (158,058)
   Limited partners                                26,134,579      27,436,159
                                                 ------------    ------------

        Total partners' capital                    25,963,374      27,278,101
                                                 ------------    ------------

        Total liabilities and partners' capital  $ 27,480,329    $ 28,759,012
                                                 ============    ============

              The accompanying notes are an integral part of these
                          consolidated balance sheets.

            PARTICIPATING INCOME PROPERTIES 1986, L.P. AND AFFILIATE

                        CONSOLIDATED STATEMENTS OF INCOME

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995




                                               1997        1996          1995
                                               ----        ----          ----
REVENUES:
   Rental                                   $4,288,989   $4,295,373   $4,314,524
   Percentage rent                           1,897,489    1,818,632    1,894,911
   Interest and other                          110,695       99,868      197,275
   Gain on sale of property                         --       75,958      157,286
                                            ----------   ----------   ----------

                                             6,297,173    6,289,831    6,563,996
                                            ----------   ----------   ----------

EXPENSES:
   General partner fees  (Note 5)              549,359      543,553      558,712
   Depreciation                              1,316,043    1,559,843    1,863,412
   Operating                                   186,938      168,215      192,484
                                            ----------   ----------   ----------

                                             2,052,340    2,271,611    2,614,608
                                            ----------   ----------   ----------

MINORITY INTEREST IN INCOME  (Note 1)            4,930        4,702        4,608
                                            ----------   ----------   ----------

NET INCOME                                  $4,239,903   $4,013,518   $3,944,780
                                            ==========   ==========   ==========

NET INCOME ALLOCATED TO  (Note 1):
   General partner                          $   42,399   $   40,135   $   39,448
   Limited partners                          4,197,504    3,973,383    3,905,332
                                            ----------   ----------   ----------

                                            $4,239,903   $4,013,518   $3,944,780
                                            ==========   ==========   ==========

NET INCOME PER LIMITED PARTNERSHIP
  UNIT (based on 51,687 units held by
       limited partners)                    $    81.21   $    76.87   $    75.56
                                            ==========   ==========   ==========

              The accompanying notes are an integral part of these
                            consolidated statements.

            PARTICIPATING INCOME PROPERTIES 1986, L.P. AND AFFILIATE

             CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995



                                    General       Limited
                                    Partner       Partners          Total
                                    -------       --------          -----

BALANCE,  December 31, 1994        $(126,190)   $ 32,641,111    $ 32,514,921

  Net income                          39,448       3,905,332       3,944,780

  Distributions to partners,
    cash from operations             (56,492)     (5,592,710)     (5,649,202)

  Return of capital to limited
     partners (Note 1)                    --      (2,050,000)     (2,050,000)
                                   ---------    ------------    ------------

BALANCE,  December 31, 1995         (143,234)     28,903,733      28,760,499

  Net income                          40,135       3,973,383       4,013,518

  Distributions to partners,
    cash from operations             (54,959)     (5,440,957)     (5,495,916)
                                   ---------    ------------    ------------

BALANCE,  December 31, 1996         (158,058)     27,436,159      27,278,101

  Net income                          42,399       4,197,504       4,239,903

  Distributions to partners,
     cash from operations            (55,546)     (5,499,084)     (5,554,630)
                                   ---------    ------------    ------------

BALANCE,  December 31, 1997        $(171,205)   $ 26,134,579    $ 25,963,374
                                   =========    ============    ============


              The accompanying notes are an integral part of these
                            consolidated statements.

            PARTICIPATING INCOME PROPERTIES 1986, L.P. AND AFFILIATE

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                               1997           1996           1995
                                                               ----           ----           ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                $ 4,239,903    $ 4,013,518    $ 3,944,780
  Adjustments to net income:
      Depreciation                                            1,316,043      1,559,843      1,863,412
      Gain on sale of property                                       --        (75,958)      (157,286)
      Minority interest in income                                 4,930          4,702          4,608
      Change in assets and liabilities:
        Decrease (increase) in receivables from lessees         (11,805)        (5,620)        10,817
        Increase (decrease) in payable to general partner       (10,304)        (7,401)        17,705
        Increase (decrease) in accounts payable
           and accrued liabilities                                2,593        (11,384)       (49,309)
                                                            -----------    -----------    -----------

        Net cash provided by operating activities             5,541,360      5,477,700      5,634,727
                                                            -----------    -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of property                                     --        811,441        207,818
  Principal collections on secured notes receivable              30,754         26,588          7,412
                                                            -----------    -----------    -----------

        Net cash provided by investing activities                30,754        838,029        215,230
                                                            -----------    -----------    -----------

CASH FLOWS FOR FINANCING ACTIVITIES:
  Partner distributions declared (Note 1)                    (5,554,630)    (5,495,916)    (5,649,202)
  Return of capital to limited partners declared (Note 1)            --             --     (2,050,000)
  Increase (decrease) in distribution payable                    45,071     (2,117,230)     2,072,402
  Distributions to minority interest                             (6,246)        (6,189)        (6,312)
                                                            -----------    -----------    -----------

        Net cash used in financing activities                (5,515,805)    (7,619,335)    (5,633,112)
                                                            -----------    -----------    -----------

NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                               56,309     (1,303,606)       216,845

CASH AND CASH EQUIVALENTS, beginning of year                  2,346,371      3,649,977      3,433,132
                                                            -----------    -----------    -----------

CASH AND CASH EQUIVALENTS, end of year                      $ 2,402,680    $ 2,346,371    $ 3,649,977
                                                            ===========    ===========    ===========

Supplemental Disclosure of Noncash Investing Activity: In 1995, the Partnership sold equipment, received a secured note in the amount of $65,341, and deferred a gain of $1,251 on the sale.

              The accompanying notes are an integral part of these
                            consolidated statements.

            PARTICIPATING INCOME PROPERTIES 1986, L.P. AND AFFILIATE

                   Notes to Consolidated Financial Statements

                           December 31, 1997 and 1996

1)  ORGANIZATION:

         Participating Income Properties 1986, L.P. (the Partnership) was formed on June 23, 1986 under the Delaware Revised Uniform Limited Partnership Act. The Partnership invests as a co-general partner with Perimeter Center Management Company (PCMC) in FFCA/PIP 1986 Property Company, a Delaware general partnership (the Property Company). The general partner of the Partnership is FFCA Management Company Limited Partnership (the General Partner) of which PCMC is a general partner. The Property Company was organized to purchase new and existing "Flying J Travel Plaza" facilities, including land, buildings and equipment to be leased on a net basis to Flying J Inc. and certain franchisees of Flying J Franchise Inc. At December 31, 1997 and 1996, eight of the eleven travel plazas owned by the Partnership were leased to CFJ Properties (CFJ), an affiliate of Flying J Inc., one of the travel plazas was leased to Flying J Inc. and the remaining two were leased to franchisees that operate Flying J Travel Plazas. "Flying J Travel Plaza" facilities offer a full-service operation, generally including fuel facilities, a restaurant, convenience store and other amenities for use by the trucking industry and traveling public in general. The Partnership and the Property Company will expire December 31, 2029 and 2028, respectively, or sooner, in accordance with the terms of their respective agreements.

         Investors acquired units of assigned limited partnership interest (the limited partnership units) in the Partnership from FFCA Investor Services Corporation 86-B (the Initial Limited Partner), a Delaware corporation wholly-owned by PCMC. Holders of the units have all of the economic benefits and substantially the same rights and powers of limited partners; therefore, they are referred to herein as "limited partners."

         The Partnership agreement provides for allocation of profits and losses and cash distributions among its partners as follows:

            Profits and Losses: Allocated 99% to the limited partners and 1% to the General Partner.

            Cash Distributions: All cash from operations, as defined, after payment of fees to the General Partner is allocated 99% to the limited partners and 1% to the General Partner. Cash proceeds from the sale of property are not considered cash from operations but, when distributed, represent a partial return of the limited partners' initial $1,000 per unit capital contribution. There has been one such distribution to date, therefore, the limited partner Adjusted Capital Contribution, as defined in the Partnership agreement, at December 31, 1997 is $960.34 per unit.

         The following is a reconciliation of net income to cash distributions from operations as defined in the Partnership agreement:

                                             1997           1996          1995
                                             ----           ----          ----

Net income                               $4,239,903    $4,013,518    $3,944,780
Adjustments to reconcile net income to
  cash distributions declared:
      Depreciation                        1,316,043     1,559,843     1,863,412
      Gain on sale of property                   --       (75,958)     (157,286)
      Change in minority interest            (1,316)       (1,487)       (1,704)
                                         ----------    ----------    ----------

          Cash distributions declared
             from operations             $5,554,630    $5,495,916    $5,649,202
                                         ==========    ==========    ==========

         The Property Company agreement provides for allocation of profits and losses and cash distributions among its partners as follows:

         Profits and Losses: Allocated 99.9% to the Partnership and .1% to PCMC.

         Cash Distributions: All cash from operations, as defined, is allocated 99.9% to the Partnership and .1% to PCMC.

2) SIGNIFICANT ACCOUNTING POLICIES:

         Consolidation and Financial Statements - The accompanying consolidated financial statements include the accounts of the Partnership and the Property Company in which the Partnership holds a substantial interest, as discussed in
Note 1. All significant intercompany accounts and transactions have been eliminated in consolidation. The consolidated financial statements are prepared on the accrual basis of accounting. The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although management believes its estimates are reasonable, actual results could differ from those estimates.

         Cash and Cash Equivalents - Investment securities that are highly liquid and have maturities of three months or less at the date of purchase are classified as cash equivalents. Cash equivalents include United States Treasury securities of $2,091,603 and $2,210,317 at December 31, 1997 and 1996,
respectively. Short-term investments are recorded at cost plus accrued interest, which approximates market value.

         Leases - The Partnership leases its property under long-term net leases which are classified as operating leases. Rental revenue from operating leases is recognized as it is earned.

         Depreciation - Depreciation on buildings is provided using the straight-line method based upon an estimated useful life of 24 years. Equipment is depreciated over an estimated useful life of eight years, assuming a 10% salvage value at the end of its useful life. The cost of properties includes miscellaneous acquisition and closing costs.

3) PROPERTY SUBJECT TO OPERATING LEASES:

         The following is an analysis of the Partnership's investment, at cost, in property subject to operating leases by major class at December 31, 1997 and 1996:

                                             1997                 1996
                                             ----                 ----

Land                                    $  6,773,272         $  6,773,272
Buildings                                 29,669,322           29,669,322
Equipment                                    626,781              626,781
                                           ---------            ---------
                                          37,069,375           37,069,375
Less - Accumulated depreciation           12,253,903           10,937,860
                                         -----------          -----------

                                         $24,815,472          $26,131,515
                                         ===========          ===========

         Lease agreements provide for monthly base rentals equal to a percentage of the property's cost. As additional rent, the Property Company receives a portion of the operating revenues of the lessee equal to a percentage of gross receipts (revenues from percentage rent) from travel plaza facilities and fuel sales. The terms of the leases are eight years for equipment and 20 years for land and buildings. Generally, the lessee has the option to purchase equipment (at fair market value) at the end of the lease term and land and buildings (at the greater of fair market value or cost) at any time after the first ten years of the lease. Of the two equipment leases remaining at December 31, 1997, one will expire in 1998 and the other lease is not subject to a purchase option. During the year ended December 31, 1997, CFJ and Flying J Inc., accounting for 88% of total rental and percentage rent revenue, operated a total of nine Partnership properties in Idaho, Montana, California, Arizona, Iowa, Missouri, Texas and Wyoming. The Partnership is the beneficiary of a letter of credit from CFJ in the amount of $634,300 to be used as security for CFJ Properties' lease payments.

         Minimum future rentals (excluding percentage rent) under noncancellable operating leases as of December 31, 1997, are as follows:

            Year Ending December 31,
            ------------------------

                     1998                      $  4,289,000
                     1999                         4,289,000
                     2000                         4,289,000
                     2001                         4,289,000
                     2002                         4,289,000
                 Thereafter                      22,504,000
                                                -----------

         Total minimum future rentals           $43,949,000
                                                ===========

         The General Partner, the Property Company, Flying J Inc. and Flying J Franchise Inc. have entered into an operating agreement. In the event of a default in the payment of any amount due and payable under the lease agreements, and upon the General Partner's written request and delivery of the defaulting lessee's property to Flying J Inc., Flying J Inc. has agreed to operate such defaulted lessee's property for the maximum potential lease term.

4) INCOME TAXES:

         The Partnership is not directly subject to income taxes; rather, each partner is subject to income taxes on his distributable share of taxable income. The Partnership tax returns and the amount of distributable partnership profits or losses are subject to examination by Federal and state taxing authorities. If examinations by taxing authorities result in changes to distributable partnership profits or losses, the tax liabilities of the partners could be changed accordingly.

         The following is a reconciliation of net income for financial reporting purposes to income reported for Federal income tax purposes for the years ended December 31, 1997, 1996 and 1995:

                                                1997        1996        1995
                                                ----        ----        ----

Net income for financial reporting purposes $4,239,903 $4,013,518 $3,944,780 Differences for tax purposes in:
         Depreciation                           554,950     765,189     965,142
         Gain on sale and other                      -       17,534    (375,409)
                                             ----------  ----------  ----------
Taxable income to partners                   $4,794,853  $4,796,241  $4,534,513
                                             ==========  ==========  ==========

For Federal income tax reporting purposes, taxable income to partners is reported on the accrual basis of accounting and is classified as ordinary income.

         At December 31, 1997, the tax bases of the Partnership's assets and liabilities exceed the amounts recorded for financial reporting purposes by $4,688,426. This difference results primarily from the use of different depreciation methods for financial reporting and tax reporting purposes.

5)  TRANSACTIONS WITH RELATED PARTIES:

         Under the terms of the Partnership agreement, the General Partner is entitled to compensation for certain services performed in connection with managing the affairs of the Partnership. During 1997, 1996 and 1995, fees paid to the General Partner were as follows:

                                        1997        1996          1995
                                        ----        ----          ----

         Disbursable cash fee         $549,359    $543,553      $558,712
                                      ========    ========      ========

         The disbursable cash fee equals 9% of all cash received by the Partnership (excluding sale proceeds) less Partnership operating expenses, only to the extent the limited partners have received an annual return of 9% (calculated quarterly) on their Adjusted Capital Contribution, as defined. A subordinated real estate disposition fee equal to three percent of the selling price on the disposition of any real property (subject to certain limitations) is payable only after the limited partners have received an amount equal to their Adjusted Capital Contribution and a cumulative, non-compounded return of 10% per annum on their Adjusted Capital Contribution.

         An affiliate of the General Partner incurs expenses on behalf of the Partnership for maintenance of the books and records and for computer, investor
and  legal  services   performed
for the Partnership. These expenses are reimbursable in accordance with the Partnership agreement and are less than the amount which the Partnership would have paid to independent parties for comparable services. The Partnership reimbursed the affiliate $35,018 in 1997, $30,001 in 1996 and $29,301 in 1995
for such expenses.

6) SUBSEQUENT EVENT - POSSIBLE SALE OF SUBSTANTIALLY ALL ASSETS:

         On February 2, 1998, the Partnership entered into a letter of intent with Flying J Inc. to sell substantially all of the Partnership's assets for cash of approximately $52 million. The sale is subject to certain conditions specified in the letter of intent, including the negotiation and execution of definitive sale and financing agreements with respect to the assets of the Partnership and the approval, by vote, of a majority of the limited partner interests. In accordance with the partnership agreement, sale of substantially all of the assets will result in dissolution of the partnership and liquidation of remaining Partnership assets, net of liabilities. There can be no assurance as to the final terms of the proposed transaction, that the conditions will be satisfied or that the proposed transaction will be consummated.

         The negotiated sale price of approximately $52 million, net of book value of the assets to be sold, would have resulted in an estimated gain of $27 million had the proposed sale taken place at December 31, 1997. Subsequent to the proposed asset sale and conversion of other Partnership assets into cash upon liquidation, a liquidating cash distribution will be made to investors in accordance with the Partnership agreement. Had the sale (as proposed) occurred at December 31, 1997, it is estimated that the liquidating cash distribution would have been in the range of $965 to $990 per limited partnership unit. The actual liquidating distribution to be received by investors will depend upon the actual date and terms of the sale and the actual costs of liquidating the Partnership.

                                                                    SCHEDULE III

            PARTICIPATING INCOME PROPERTIES 1986, L.P. AND AFFILIATE

              SCHEDULE OF REAL ESTATE AND ACCUMULATED DEPRECIATION

                             AS OF DECEMBER 31, 1997

                      Initial Cost to Partnership and
                     Gross Amount at December 31, 1997                    Accumulated Depreciation
                -------------------------------------------      -------------------------------------------
Travel Plaza                                                                                            Date
  Location         Land      Buildings   Equipment    Total      Buildings    Equipment    Total      Acquired
  --------         ----      ---------   ---------    -----      ---------    ---------    -----      --------
Eloy, AZ       $  458,740  $ 3,558,260        --   $ 4,017,000  $ 1,396,123        --   $ 1,396,123     8/88
Thousand          809,050    2,757,950         --    3,567,000    1,091,689         --    1,091,689     7/88
Palms, CA
Boise, ID       1,007,082    1,213,244         --    2,220,326      556,070         --      556,070     1/87
Post Falls, ID    351,320    1,818,680         --    2,170,000      833,562         --      833,562     1/87
Clive, IA         307,250    6,191,750         --    6,499,000    2,450,901         --    2,450,901     7/88
Truxton, MO       403,600    3,803,400         --    4,207,000    1,505,513         --    1,505,513     7/88
Butte, MT         242,710    1,631,290    259,000    2,133,000      676,609    233,099      909,708     7/87
Amarillo, TX    1,326,000    2,814,000         --    4,140,000      991,571         --      991,571     6/88
Ellensburg,WA     533,040    1,266,113         --    1,799,153      509,575         --      509,575     9/87

Evanston, WY      622,640    1,188,475    367,781    2,178,896      297,119    367,781      664,900    12/87*
Cheyenne, WY      711,840    3,426,160         --    4,138,000    1,344,291         --    1,344,291     8/88
               ----------  -----------   --------   ----------  -----------   --------   ---------

   Total       $6,773,272  $29,669,322   $626,781  $37,069,375  $11,653,023   $600,880  $12,253,903
               ==========  ===========   ========  ===========  ===========   ========  ===========

* Restaurant reconstructed during 1991.

                                                                    SCHEDULE III

            PARTICIPATING INCOME PROPERTIES 1986, L.P. AND AFFILIATE

              SCHEDULE OF REAL ESTATE AND ACCUMULATED DEPRECIATION

                             AS OF DECEMBER 31, 1997

NOTES:

(1)   There are no encumbrances on properties.

(2) Cost for Federal income tax purposes is the same as cost for financial reporting purposes.

(3) All buildings and equipment are depreciated over estimated useful lives of 24 and eight years, respectively. Substantially all of the buildings and equipment were purchased as new properties.

(4) Transactions in real estate, equipment and accumulated depreciation during 1997, 1996 and 1995 are summarized as follows:

                                                                 Accumulated
                                                   Cost         Depreciation
                                                   ----         ------------

         Balance, December 31, 1994           $42,845,802       $12,440,927
                  Cost of equipment sold       (2,185,260)       (2,070,638)
                  Depreciation expense                  -         1,863,412
                                              -----------       -----------

         Balance, December 31, 1995            40,660,542        12,233,701
                  Cost of land sold              (248,645)                -
                  Cost of equipment sold       (3,342,522)       (2,855,684)
                  Depreciation expense                  -         1,559,843
                                              -----------       -----------

         Balance, December 31, 1996            37,069,375        10,937,860
                  Depreciation expense                  -         1,316,043
                                              -----------       -----------

         Balance, December 31, 1997           $37,069,375       $12,253,903
                                              ===========       ===========

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To FFCA Investor Services Corporation 86-B:

We have audited the accompanying balance sheet of FFCA INVESTOR SERVICES CORPORATION 86-B (a Delaware corporation) as of December 31, 1997. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of FFCA Investor Services Corporation 86-B as of December 31, 1997, in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP


Phoenix, Arizona,
    January 6, 1998

                                      FFCA INVESTOR SERVICES CORPORATION 86-B

                                         BALANCE SHEET - DECEMBER 31, 1997


                                     ASSETS


Cash                                                                       $100

Investment in Participating Income Properties 1986, L.P., at cost           100
                                                                           ----

                  Total Assets                                             $200
                                                                           ====


                                    LIABILITY

Payable to Parent (Note 2)                                                 $100
                                                                           ----


                              STOCKHOLDER'S EQUITY:


Common Stock; $1 par value; 100 shares authorized,
    issued and outstanding                                                  100
                                                                           ----
                  Liability and Stockholder's Equity                       $200
                                                                           ====



       The accompanying notes are an integral part of this balance sheet.

                     FFCA INVESTOR SERVICES CORPORATION 86-B

                             NOTES TO BALANCE SHEET

                                DECEMBER 31, 1997


(1) Operations:

         FFCA Investor Services Corporation 86-B (a Delaware corporation) (86-B) was organized on June 23, 1986 to act as the assignor limited partner in Participating Income Properties 1986, L.P. (PIP-86).

         The assignor limited partner is the owner of record of the limited partnership units of PIP-86. All rights and powers of 86-B have been assigned to the holders, who are the registered and beneficial owners of the units. Other than to serve as assignor limited partner, 86-B has no other business purpose and will not engage in any other activity or incur any debt.

(2) Related Parties:

         Perimeter Center Management Company (a Delaware corporation) (PCMC) is the sole stockholder of 86-B. The general partner of PIP-86 is an affiliate of PCMC.

            PARTICIPATING INCOME PROPERTIES 1986, L.P. AND AFFILIATE

                           CONSOLIDATED BALANCE SHEETS

                       JUNE 30, 1998 AND DECEMBER 31, 1997
                                   (Unaudited)

                                                    June 30,        December 31,
                                                     1998               1997
                                                     ----               ----
                                     ASSETS

CASH AND CASH EQUIVALENTS                        $  2,354,699      $  2,402,680

RECEIVABLES FROM LESSEES                              157,000           161,608

SECURED NOTES RECEIVABLE                               84,729           100,569

DEFERRED COSTS                                         13,146                --

PROPERTY SUBJECT TO OPERATING LEASES, at cost
  Land                                              5,766,190         6,773,272
  Buildings                                        28,456,079        29,669,322
  Equipment                                           626,781           626,781
                                                 ------------      ------------
                                                   34,849,050        37,069,375
  Less - Accumulated depreciation                  12,291,288        12,253,903
                                                 ------------      ------------

                                                   22,557,762        24,815,472
                                                 ------------      ------------

        Total assets                             $ 25,167,336      $ 27,480,329
                                                 ============      ============


                       LIABILITIES AND PARTNERS' CAPITAL

DISTRIBUTION PAYABLE TO LIMITED PARTNERS         $  1,319,539      $  1,366,497

ACCOUNTS PAYABLE AND ACCRUED LIABILITIES               43,969            52,297

PAYABLE TO GENERAL PARTNER (Note 1)                   101,574                --

RENTAL DEPOSITS                                       114,400           114,400
                                                 ------------      ------------

        Total liabilities                           1,579,482         1,533,194
                                                 ------------      ------------

MINORITY INTEREST                                     (15,112)          (16,239)
                                                 ------------      ------------
PARTNERS' CAPITAL (DEFICIT):
  General partner                                    (160,949)         (171,205)
  Limited partners                                 23,763,915        26,134,579
                                                 ------------      ------------

        Total partners' capital                    23,602,966        25,963,374
                                                 ------------      ------------

        Total liabilities and partners' capital  $ 25,167,336      $ 27,480,329
                                                 ============      ============

            PARTICIPATING INCOME PROPERTIES 1986, L.P. AND AFFILIATE

                        CONSOLIDATED STATEMENTS OF INCOME

            FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 1998 AND 1997
                                   (Unaudited)

                                             Three Months  Three Months  Six Months   Six Months
                                                Ended         Ended        Ended        Ended
                                               6/30/98      6/30/97      6/30/98      6/30/97
                                               -------      -------      -------      -------
REVENUES:
   Rental                                    $  994,100    $1,072,248   $2,031,925  $2,144,495
   Participating rentals                        485,184       478,870      945,510     892,111
   Interest and other                            34,896        28,480       82,440      54,632
   Gain on sale of property                          --            --    1,725,741          --
                                             ----------    ----------   ----------  ----------

                                              1,514,180     1,579,598    4,785,616   3,091,238
                                             ----------    ----------   ----------  ----------
EXPENSES:
   General partner fees                         131,771       138,432      367,681     269,955
   Depreciation                                 296,727       329,134      597,667     658,268
   Operating                                     48,540        39,899      100,077      88,676
                                             ----------    ----------   ----------  ----------

                                                477,038       507,465    1,065,425   1,016,899
                                             ----------    ----------   ----------  ----------
MINORITY INTEREST
  IN INCOME                                       1,215         1,232        4,172       2,400
                                             ----------    ----------   ----------  ----------

NET INCOME                                   $1,035,927    $1,070,901   $3,716,019  $2,071,939
                                             ==========    ==========   ==========  ==========
NET INCOME ALLOCATED TO:
  General partner                            $   10,359    $   10,709   $   37,160  $   20,719
  Limited partners                            1,025,568     1,060,192    3,678,859   2,051,220
                                             ----------    ----------   ----------  ----------

                                             $1,035,927    $1,070,901   $3,716,019  $2,071,939
                                             ==========    ==========   ==========  ==========
NET INCOME PER LIMITED
  PARTNERSHIP UNIT (based on
  51,687 units held by limited partners)     $    19.84    $    20.51   $    71.18  $    39.69
                                             ==========    ==========   ==========  ==========

            PARTICIPATING INCOME PROPERTIES 1986, L.P. AND AFFILIATE

             CONSOLIDATED STATEMENT OF CHANGES IN PARTNERS' CAPITAL

                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                                   (Unaudited)

                                            Limited Partners
                              General    ----------------------
                              Partner     Number                       Total
                              Amount     of Units         Amount      Amount
                              ------     --------         ------      ------

BALANCE, December 31, 1997   $(171,205)   51,687     $ 26,134,579  $ 25,963,374

   Net income                   37,160        --        3,678,859     3,716,019

   Distribution to partners,
       cash from operations    (26,904)       --       (2,663,739)   (2,690,643)

   Return of capital to
       limited partners             --        --       (3,385,784)   (3,385,784)
                             ---------    ------     ------------  ------------

BALANCE, June 30, 1998       $(160,949)   51,687     $ 23,763,915  $ 23,602,966
                             =========    ======     ============  ============

            PARTICIPATING INCOME PROPERTIES 1986, L.P. AND AFFILIATE

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                 FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997
                                   (Unaudited)

                                                               1998            1997
                                                               ----            ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                $ 3,716,019    $ 2,071,939
  Adjustments to net income:
     Depreciation                                               597,667        658,268
     Gain on sale of property                                (1,725,741)            --
     Minority interest in income                                  4,172          2,400
     Change in assets and liabilities:
        Decrease (increase) in receivables from lessees           4,608        (15,594)
        Increase in deferred costs                              (13,146)            --
        Increase (decrease) in payable to general partner       101,574        (10,304)
        Decrease in accounts payable and
            accrued liabilities                                  (8,328)        (4,953)
                                                            -----------    -----------

            Net cash provided by operating activities         2,676,825      2,701,756
                                                            -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of property                              3,385,784             --
  Principal collections on secured notes receivable              15,840         14,994
                                                            -----------    -----------

            Net cash provided by investing activities         3,401,624         14,994
                                                            -----------    -----------

CASH FLOWS FOR FINANCING ACTIVITIES:
  Partner distributions declared                             (2,690,643)    (2,729,546)
  Return of capital to limited partners declared             (3,385,784)            --
  Increase (decrease) in distribution payable                   (46,958)        64,663
  Distributions to minority interest                             (3,045)        (3,058)
                                                            -----------    -----------

            Net cash used in financing activities            (6,126,430)    (2,667,941)
                                                            -----------    -----------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS                                                   (47,981)        48,809

CASH AND CASH EQUIVALENTS, beginning of period                2,402,680      2,346,371
                                                            -----------    -----------

CASH AND CASH EQUIVALENTS, end of period                    $ 2,354,699    $ 2,395,180
                                                            ===========    ===========

            PARTICIPATING INCOME PROPERTIES 1986, L.P. AND AFFILIATE

                    Note to Consolidated Financial Statements

                                  June 30, 1998


1) TRANSACTIONS WITH RELATED PARTIES:

         A subordinated real estate disposition fee equal to three percent of the selling price on the disposition of any real property (subject to certain limitations) is payable to FFCA Management Company Limited Partnership (the general partner of Participating Income Properties 1986, L.P. (the Partnership)) only after the limited partners have received an amount equal to their Adjusted Capital Contribution, as defined, and a cumulative, non-compounded return of 10% per annum on their Adjusted Capital Contribution. A subordinated real estate disposition fee amounting to $101,574 has been accrued by the Partnership representing three percent of the selling price of the Boise Idaho travel plaza, which was sold in February 1998 for a cash sales price of $3,385,784.

                     FFCA INVESTOR SERVICES CORPORATION 86-B

                          BALANCE SHEET - JUNE 30, 1998





                                     ASSETS


Cash                                                                       $100
Investment in Participating Income Properties 1986, L.P., at cost           100
                                                                           ----

                  Total Assets                                             $200
                                                                           ====

                                    LIABILITY

Payable to Parent                                                          $100
                                                                           ----

                              STOCKHOLDER'S EQUITY


Common Stock; $l par value; 100 shares authorized,
     issued and outstanding                                                 100
                                                                           ----
                  Liability and Stockholder's Equity                       $200
                                                                           ====



Note: FFCA Investor Services Corporation 86-B (86-B) was organized on June 23, 1986 to act as the assignor limited partner in Participating Income Properties 1986, L.P. (PIP-86).

         The assignor limited partner is the owner of record of the limited partnership units of PIP-86. All rights and powers of 86-B have been assigned to the holders, who are the registered and beneficial owners of the units. Other than to serve as assignor limited partner, 86-B has no other business purpose and will not engage in any other activity or incur any debt.

                                  CONSENT CARD

                     THIS CONSENT IS SOLICITED ON BEHALF OF
                   FFCA MANAGEMENT COMPANY LIMITED PARTNERSHIP
                 FOR PARTICIPATING INCOME PROPERTIES 1986, L.P.


The undersigned Investor of Units representing interests in Participating Income Properties 1986, L.P., a Delaware limited partnership (the "Partnership"), hereby directs FFCA Investor Services Corporation 86-B to consent to the Proposal, as designated below, the Limited Partnership Interests held by FFCA Investor Services Corporation 86-B, according to the number of Units held of record by the undersigned.

This Consent Card when properly executed will direct the consent of FFCA Investor Services Corporation 86-B in the manner herein indicated by the undersigned. If properly executed and no direction is made, the holders of this Consent Card will direct FFCA Investor Services Corporation 86-B to vote FOR the proposal set forth on the Consent Card.

Please mark boxes [X] in ink. Sign, date and return this Consent Card promptly, using the enclosed postage paid envelope.

Proposal to sell the Partnership's interests in the Travel Plazas pursuant to the terms and conditions set forth in the Purchase Agreements and to dissolve the Partnership as described in the Consent Solicitation Statement dated September 11, 1998.

          [ ]  FOR               [ ]  AGAINST          [ ]  ABSTAIN


The  undersigned   hereby   acknowledges   receipt  of  the  Notice  of  Consent
Solicitation, dated September 11, 1998 and the Consent Solicitation Statement furnished therewith.

Please sign and date this Consent Card on the reverse side and mail in the enclosed postage paid envelope.


                       If you have any questions, contact:
                              D.F. King & Co., Inc.
                                 (800) 848-3410

Please sign exactly as name appears hereon. When Units are held by joint tenants, both should sign. Executors, administrators, trustees and other fiduciaries, and persons signing on behalf of corporations or partnerships, should so indicate when signing.

                                    Dated                           , 1998

                                    Authorized Signature

                                    Title, if any

                                    Authorized Signature

                                    Title, if any

To save the Partnership additional vote solicitation expenses, please sign, date and return this Consent Card promptly, using the enclosed postage paid envelope. To have your Units voted, your Consent Card must be received by October 26, 1998.